Exhibit 10.3

Published Deal CUSIP: G4922RAN0
Published Revolver CUSIP: G4922RAP5

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 16, 2025

among

INVESCO FINANCE PLC,
as the Borrower
INVESCO LTD.,
as Parent
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders
and
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and an L/C Issuer,
BofA SECURITIES, INC.
and
CITIBANK, N.A.,
as Joint Lead Arrangers and Bookrunners,
HSBC BANK USA, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
STATE STREET BANK AND TRUST COMPANY,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
and
THE BANK OF NEW YORK MELLON,
as Syndication Agents
CITIBANK, N.A.,
as an L/C Issuer
BARCLAYS BANK PLC,
BNP PARIBAS,
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD.,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
BANK OF CHINA LIMITED, NEW YORK BRANCH,
and
ROYAL BANK OF CANADA,
as Documentation Agents

-i-

-ii-

SCHEDULES
Schedule I	List of Lending Offices
Schedule 1.01	Commitments
Schedule 4.01(b)	Subsidiaries
Schedule 4.01(d)	Required Authorizations
Schedule 4.01(i)	Disclosed Litigation
Schedule 5.02(a)	Existing Liens
Schedule 8.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS	Form of
Exhibit A	Note
Exhibit B-1	Advance Notice
Exhibit B-2	Swing Line Loan Notice
Exhibit C	Assignment and Assumption
Exhibit D	Parent Guaranty
Exhibit E	Opinion of U.S. Counsel for the Borrower and the Parent
Exhibit F	Opinion of U.K. Counsel for the Borrower
Exhibit G	Opinion of Bermuda Counsel for the Parent
Exhibit H	Compliance Certificate
Exhibit I	U.K. Tax Compliance Certificate

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

This Seventh Amended and Restated Credit Agreement (the “Agreement”) is entered into as of May 16, 2025 among Invesco Finance PLC, a public limited company organized under the laws of England and Wales (the “Borrower”), Invesco Ltd., an exempted company limited by shares and incorporated under the laws of Bermuda (the “Parent”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent” or “Agent”) for the Lenders (as hereinafter defined) and as Swing Line Lender and an L/C Issuer (each as hereinafter defined).
PRELIMINARY STATEMENT
A.    The Borrower, the Parent, the lenders party thereto (the “Existing Lenders”) and Bank of America, as Administrative Agent thereunder, entered into that certain Sixth Amended and Restated Credit Agreement dated as of April 26, 2023 (the “Existing Credit Agreement”).
B.    The Borrower has requested that the Existing Credit Agreement be amended and restated on the terms and conditions contained in this Agreement.
C.    The Borrower, the Parent, the Initial Lenders and the Administrative Agent have agreed to and desire to amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement (the “Amendment and Restatement”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Amendment and Restatement; Allocations. In order to facilitate the Amendment and Restatement and otherwise to effectuate the desires of the Borrower, the Parent, the Initial Lenders, the Administrative Agent, the L/C Issuers and the Swing Line Lender:
(a)    The Borrower, the Guarantor, the Initial Lenders, the Administrative Agent, the L/C Issuers and the Swing Line Lender hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the Obligations, the obligations of the Borrower and the Guarantor, the rights and interests of the Initial Lenders, the Administrative Agent, the L/C Issuers, if applicable, and the Swing Line Lender and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.
(b)    Notwithstanding the Amendment and Restatement, including anything in this Section 1.01 and any related Loan Documents (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Existing Credit Documents”), (i) all of the indebtedness, liabilities and obligations owing by any Person under the Existing Credit Agreement and other Existing Credit Documents shall continue as Obligations hereunder, and (ii) each of this Agreement and the Notes and any other Loan Documents (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution of and modification of, and not as a payment of or novation of, the indebtedness, liabilities and obligations of the Borrower under the Existing Credit Agreement or any Existing Credit Document, and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Existing Credit Documents or any obligations thereunder. Upon the effectiveness of this Agreement, all Advances (as defined in the Existing Credit Agreement, and including all Swing Line Loans thereunder) owing by the Borrower and outstanding under the Existing Credit Agreement (collectively, the “Existing Advances”) shall continue as Advances hereunder and shall constitute advances hereunder. Base Rate Advances under the Existing Credit Agreement shall accrue interest at the Base Rate hereunder, Swing Line Loans under the Existing Credit Agreement shall accrue interest at the SOFR Daily Floating Rate hereunder, and all SOFR Daily Floating Rate Advances outstanding under, and as defined in, the Existing Credit Agreement on the Effective Date shall accrue interest at the SOFR Daily Floating Rate. All accrued and unpaid interest and fees with respect to the Existing Advances shall be paid on the Effective Date.
(c)    Simultaneously with the Effective Date, (i) the Commitments (as defined in the Existing Credit Agreement) of each of the Existing Lenders and the outstanding amount of all Existing Advances shall be reallocated in accordance with the Commitments of the Initial Lenders set forth on Schedule 1.01, and the requisite assignments shall be deemed to be made in amounts from each Existing Lender to each Initial Lender, with the same force and effect as if such assignments were evidenced by the applicable Assignments and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement but without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which such requirements are hereby waived), and (ii) each assignee Lender shall make full cash settlement with each corresponding assignor Lender, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all such assignments and reallocations; and
(d)    Simultaneously with the Effective Date and after giving effect to the assignments and reallocations contemplated by Section 1.01(c), the Commitments of each of the Initial Lenders shall be as set forth on Schedule 1.01.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Act” has the meaning specified in Section 8.15.
“Adjusted Debt” outstanding on any date means the sum, without duplication, of (a) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)) of the definition of “Debt” and (b) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clause (i) of the definition of Debt that relates to Debt of other Persons of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)), of the definition of “Debt”; provided that Adjusted Debt shall not include Debt (“Designated Debt”) (limited to the portion thereof which would otherwise be included within Adjusted Debt and limited to the time periods set forth below) which is incurred by the Parent or its Subsidiaries for the purpose (as communicated to the Administrative Agent) of: (i) redeeming, repaying, repurchasing, retiring or otherwise refinancing other Debt of the Parent or its Subsidiaries which is stated to mature or become callable within twelve (12) months after the incurrence of such Designated Debt; (ii) purchasing (by tender or other arrangements) other Debt of the Parent or its Subsidiaries within six (6) months of the incurrence of such Designated Debt; or (iii) financing a portion of the purchase price for a publicly announced acquisition for which a binding acquisition agreement has been entered into and which is reasonably expected to occur within the next six (6) months, so long as: (A) in each case, (1) the proceeds thereof are maintained in escrow with the Administrative Agent, a Lender or an affiliate of a Lender (pursuant to escrow arrangements reasonably satisfactory to the Administrative Agent) and (2) such proceeds would only be released from such escrow to be applied to such redemption, repayment, repurchase, retirement, refinancing, purchase, or acquisition (or, in the event such transaction is not consummated, to repay such Designated Debt), and (B) in the case of any such Designated Debt related to an acquisition, (1) such Designated Debt may be prepaid by the Parent or its Subsidiaries, as applicable, in the event the acquisition is not consummated and (2) such Designated Debt shall only be so excluded until the earliest to occur of (x) six (6) months after the incurrence thereof, (y) the date on which such acquisition is consummated, or (z) fifteen (15) days after it is determined that such acquisition shall not be consummated. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Adjusted Debt at any time, the consolidation of Excluded Consolidated Entities shall be disregarded.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and, unless such Borrowing is a Swing Line Loan, refers to a Base Rate Advance, a Term SOFR Advance or a SOFR Daily Floating Rate Advance (each of which shall be a “Type” of Advance), and, as the context may require, includes an advance of a Swing Line Loan by the Swing Line Lender to the Borrower. All Advances shall be denominated in Dollars.
“Advance Notice” means a notice of (a) a Borrowing, (b) a Conversion of Advances from one Type to the other, or (c) a continuation of Term SOFR Advance, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Applicable Margin for Base Rate Advances” means, as of any date, the greater of (i) 0.00% and (ii) the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances less 1.00%.
“Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances” means, as of any date, the percentages per annum based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances
1	>AA-/Aa3/AA-	0.625%
2	A+/A1/A+	0.750%
3	A/A2/A	0.875%
4	A-/A3/A-	1.000%
5	BBB+/Baa1/BBB+	1.250%
6	< BBB/Baa2/BBB	1.500%

Where,
“Debt Rating” means, as of any date of determination, the higher of the rating as determined by the Rating Agencies (collectively, the “Debt Ratings”) of (i) the Parent’s non-credit-enhanced, senior unsecured long-term debt, and (ii) the Borrower’s non-credit-enhanced (except as guaranteed by any Loan Party or including any Loan Party as a co-borrower or co-issuer), senior unsecured long-term debt; in any case, provided that when calculating the Debt Rating for each of the Parent and the Borrower, (a) if two Rating Agencies provide a rating for either entity, (i) if the respective Debt Ratings issued by such Rating Agencies differ by one level, then the higher of such Debt Ratings shall apply with respect to such entity (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest) and (ii) if there is a split in Debt Ratings for either entity of more than one level, then the Debt Rating that is one level lower than the higher Debt Rating shall apply for such entity; (b) if all three Rating Agencies provide a Debt Rating for either entity, (i) if two or more of the Debt Ratings are at the same level for either entity, such Debt Rating shall apply for such entity and (ii) if each of the three Debt Ratings for either entity fall within different levels, then the Debt Rating that is in between the highest and lowest Debt Ratings shall apply for such entity; (c) if only one Debt Rating is provided for either entity, such Debt Rating shall apply for such entity; and (d) if no Debt Ratings exist for either entity, Pricing Level 6 shall apply.
Commencing on the Effective Date, the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(c)(x). Thereafter, each change in the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Debt Rating applicable on such date as set forth below:

Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
>AA-/Aa3/AA-	0.060%
A+/A1/A+	0.070%
A/A2/A	0.080%
A-/A3/A-	0.100%
BBB+/Baa1/BBB+	0.125%
< BBB/Baa2/BBB	0.150%

Commencing on the Effective Date, the Applicable Percentage shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(c)(x). Thereafter, each change in the Applicable Percentage resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., in its capacity as a joint lead arranger, and the other entities listed as Joint Lead Arrangers on the cover page hereto.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2024 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto, filed with the Securities and Exchange Commission.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member

Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” has the meaning specified in the recital of parties to this Agreement.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.09 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means an Advance that bears interest based on the Base Rate. All Base Rate Advances shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type, and in the case of Term SOFR Advances, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or a Swing Line Borrowing, or both, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located.
“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capital leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of any L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require) cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support constituting Cash Equivalents, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. All Cash Collateral shall be denominated in Dollars or the Equivalent in Dollars of Sterling with respect to Cash Collateral related to Obligations denominated in Sterling, except as otherwise provided herein.
“Cash Equivalents” means, at any time (a) debt issued or guaranteed by the United States government or any agency thereof, maturing not more than 90 days after such time, (b) commercial paper, maturing not more than 90 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Parent) rated at least A-1 by S&P, F1 by Fitch or P-1 by Moody’s, (c) any certificate of deposit, maturing not more than 90 days after the date of issue, which is issued by a financial institution which is rated at least A- by S&P, A- by Fitch or A3 by Moody’s, and (d) investments in money market funds that invest substantially all of their assets in Cash Equivalents of the types described in clauses (a) through (c) above.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Citibank” means Citibank, N.A.
“CME” means CME Group Benchmark Administration Limited.
“Commitment” means, as to any Lender, the Dollar amount set forth opposite its name on Schedule 1.01 or, if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(c), as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Fee” has the meaning specified in Section 2.05(a).
“Commitment Fee Payment Date” has the meaning specified in Section 2.05(a).

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a compliance certificate in the form of Exhibit H attached hereto.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, SOFR Daily Floating Rate or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” “SOFR Daily Floating Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP. When the term “Consolidated” is used with respect to the Parent and its Subsidiaries, whether in a reference to Consolidated financial statements or in respect to the determination of an amount for the Parent and its Subsidiaries on a Consolidated basis or similar reference, the term “Subsidiaries” includes Excluded Subsidiaries and shall be deemed also to include each entity that is not otherwise a Subsidiary of the Parent, the accounts of which are required to be consolidated by the Parent pursuant to FASB ASC 810.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09, 2.10 or 2.13.
“Covered Entity” has the meaning specified in Section 8.22(b).
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and other current accruals incurred in the ordinary course of such Person’s business and payable on customary terms and (ii) earn-out obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than trade payables incurred in the ordinary course of such Person’s business and payable on customary terms), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements on the date of determination, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a written agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, but with respect to such Debt that is non-recourse, only to the extent of the lesser of the amount of such Debt or the fair market value of the property at the time of determination that is encumbered by such Lien, provided that, in no event shall “Debt” include any obligations of the Parent or any of its Subsidiaries incurred in connection with any securitization program described in Section 5.02(c)(ii). For purposes of clause (g) above, the amount of any net payment obligations in respect of Hedge Agreements on any date of determination shall be deemed to be the Hedge Termination Value thereof as of such date.
“Debt/EBITDA Ratio” means, as of any date of determination, the ratio of (a) (1) Adjusted Debt (excluding (i) Subsidiary Non-Recourse Debt, (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, (iii) the Qualified Equity Portion of Qualified Securities to the extent such amount is otherwise included in Adjusted Debt and (iv) Permitted Unit Investment Trust Debt to the extent (A) such Permitted Unit Investment Trust Debt has not been outstanding for longer than five (5) consecutive Business Days after the incurrence thereof and (B) the assets of the unit investment trust Subsidiary incurring such Permitted Unit Investment Trust Debt equal or exceed the amount of such Permitted Unit Investment Trust Debt; provided, that if the assets of such unit investment trust Subsidiary do not equal or exceed the amount of such Permitted Unit Investment Trust Debt, the amount of Permitted Unit Investment Trust Debt included in the calculation of Adjusted Debt shall be limited to any such insufficient amount incurred as Adjusted Debt under Section 5.02(g)) less (2) all (but not more than $600,000,000) consolidated unrestricted cash and Cash Equivalents of the Borrower, the Parent, and any Subsidiaries of the Parent to the extent freely distributable (directly or indirectly) to the Borrower or the Parent in the ordinary course of business (net of any taxes or other deductions in connection with such distributions) (which cash and Cash Equivalents shall not, for the avoidance of doubt, include the proceeds of any Designated Debt), to (b) EBITDA (excluding for purpose of this calculation of EBITDA only that portion of EBITDA attributable to the net income, expenses, losses, charges and gains of each Special Purpose Subsidiary) for each period of four consecutive fiscal quarters of the Parent ended on or immediately prior to such time.
“Debt Rating” has the meaning specified in the definition of Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Subsidiary” means (a) the Borrower, (b) each Finance Subsidiary, and (c) each other Subsidiary of the Parent to which (i) 10% of EBITDA is attributable on an individual basis (including any Equity Interest owned by such Subsidiary) for the four consecutive fiscal quarters of the Parent most recently ended or (ii) 10% of the Consolidated total assets of the Parent is attributable on an individual basis (including any Equity Interest owned by such Subsidiary), in each case, determined by reference to the financial statements most recently delivered pursuant to Section 5.01(h).
“Defaulting Lender” means, subject to Section 8.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts of the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the

Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Debt” has the meaning specified in the definition of Adjusted Debt.
“Designated Jurisdiction” means any country that itself is specifically targeted by a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or any successor list maintained by, or as otherwise published from time to time by, OFAC.
“Disclosed Litigation” has the meaning specified in Section 4.01(i).
“Dollars” and the “$” sign each means lawful money of the United States of America.
“EBITDA” means, for any period, net income (or net loss) of the Parent and its Subsidiaries, on a Consolidated basis excluding consolidated investment products plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) extraordinary losses, (f) exceptional losses, (g) all non-cash charges exclusive of any non-cash charge to the extent it represents a reserve for cash expenditures in any future period, (h) unusual or otherwise non-recurring charges and losses, and (i) transaction fees, costs and expenses incurred in connection with any investments, acquisitions, dispositions, mergers, consolidations or amalgamations (whether or not consummated) not prohibited hereunder, and any debt financings or equity offerings (or any combination thereof) related thereto minus (w) extraordinary gains, (x) exceptional gains, in each case determined in accordance with GAAP for such period, (y) all non-cash gains exclusive of gains for which the Parent expects cash proceeds in a future period and (z) unusual or otherwise non-recurring gains; provided, that, for purposes of calculating EBITDA for the Parent and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Parent or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person), subject to such consents as may be required under Section 8.06(b)(iii); provided that notwithstanding the foregoing, “Eligible

Assignee” shall not include the Parent, the Borrower or any of the Parent’s Affiliates or Subsidiaries.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the shares (of whatever class) in the capital of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of any of the foregoing, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, the equivalent amount thereof in Sterling as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Sterling with Dollars, and (b) with respect to any amount denominated in Sterling, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Sterling.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Loan Party’s controlled group, or under common control with any Loan Party, within the meaning of Section 414 (b) or (c) of the Internal Revenue Code or, for purposes of Section 412 and 430 of the Internal Revenue Code, under Section 414(m) or (o) of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) at the time when the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are applicable to any Loan Party or any ERISA Affiliate an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan within the following 30 days; (b) the filing by any Loan Party or any ERISA Affiliate of an application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan or Multiemployer Plan of a notice of intent to terminate such Plan or Multiemployer Plan pursuant to Section 4041 or 4041A of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA on the assets of any Loan Party or any ERISA Affiliate shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring any Loan Party or any ERISA Affiliate to provide security to such Plan pursuant to Section 436(f) of the Internal Revenue Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided, however, that the event or condition set forth in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Loan Party or any ERISA Affiliate that it has made a determination under such section or that it is considering termination of a Plan on such grounds.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.1
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Consolidated Entity” means any Person that is (a) an Excluded Subsidiary or (b) a Person not otherwise a Subsidiary of the Parent that is required to be consolidated with the accounts of the Parent pursuant to FASB ASC 810.
“Excluded Subsidiary” means any Person otherwise a Subsidiary of the Parent that is (a) an investment company, investment fund, investment vehicle or other Person for which the Parent or any of the Parent’s Subsidiaries is a sponsor, manager or adviser, (b) any direct or indirect Subsidiary of a Person described in the foregoing clause (a), or (c) any Subsidiary of the Parent that owns an interest directly or indirectly in any of the types of Persons described in clauses (a) or (b) above (including interests in the general partner, managing member or other similar entity of such Person) and has only nominal assets other than the interest in the Persons described in this clause (c), whether or not, in the case of each of clauses (a), (b) and (c), any of the foregoing are Consolidated in the Parent’s financial statements. For purposes of this definition, the term “Subsidiary”, as used herein, means a Subsidiary as defined in the first sentence of the definition thereof.
“Excluded Taxes” has the meaning specified in Section 2.15(a).
“Existing Credit Agreement” has the meaning specified in the preliminary statement to this Agreement.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
1 The EU Bail-In Legislation Schedule may be found at https://www.lma.eu.com/pages.aspx?p=499.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means each of (a) the letter agreement, dated April 21, 2025, among the Borrower, the Parent, the Administrative Agent and BofA Securities, Inc. and (b) the letter agreement, dated May 16, 2025, among the Borrower, the Parent and Citigroup Global Markets Inc.
“Finance Subsidiary” means a Subsidiary that has no assets or operations other than those related to the issuance, administration and repayment of (a) Debt incurred or guaranteed by such Subsidiary and any Debt guaranteed by such Subsidiary’s parent company (whether or not such Debt constitutes a security) or (b) securities being registered by such Subsidiary and any other securities guaranteed by such Subsidiary’s parent company.
“Fitch” means Fitch, Inc. or any successor thereto.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable, subject to Section 1.04(b) hereof, to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation or territory, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means the Parent.

“Guaranty” means the Parent Guaranty.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.
"Indemnifiable Taxes" has the meaning specified in Section 2.15(a).
“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“Interest Period” means, for each Term SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Advance or the date of the Conversion of any Base Rate Advance or SOFR Daily Floating Rate Advance into such Term SOFR Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Term SOFR Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period for each Term SOFR Advance shall be one, three or six months (in each case, subject to availability), as the Borrower may, upon notice received by the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    the Borrower may not select any Interest Period that ends after the Termination Date;
(ii)    Interest Periods commencing on the same date for Term SOFR Advances comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the United States Treasury regulations promulgated and administrative rulings issued thereunder.
“Invesco US” means Invesco Finance, Inc., a Delaware corporation.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, (ii) Citibank in its capacity as issuer of Letters of Credit hereunder, and (iii) any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender Party” and “Lender Recipient Party” means collectively, the Lenders, the Swing Line Lender and the L/C Issuers.
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.06, and as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender specified opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), except as otherwise provided herein.
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means, an amount equal to $50,000,000 in the aggregate, which such amount shall be allocated between the L/C Issuers as set forth on Schedule 1.01, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Sublimit after the Effective Date, the amount set forth for such L/C Issuer as its Letter of Credit Sublimit in the Register maintained by the Administrative Agent. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitments.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, the Notes, the Parent Guaranty, each Issuer Document, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.18 of this Agreement.
“Loan Parties” means, collectively, the Borrower and the Guarantor (each individually, a “Loan Party”).
“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Parent and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Parent and its Subsidiaries taken as a whole, excluding any material adverse effect occurring in the economy or financial markets generally that does not otherwise have a disproportionate adverse effect on the Parent and its Subsidiaries taken as a whole compared to other participants in the Parent’s industry generally, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its payment obligations under this Agreement or any Note.
“Maturity Date” means May 16, 2030.
“Moody’s” means Moody’s Ratings and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Loan Party Finco” means any Finance Subsidiary that, at the time of determination, is not a Loan Party.
“Note” means a promissory note, or as requested by any Lender, an amended and restated promissory note, of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender, as it may be amended, restated or modified from time to time, or any substitute therefor or replacement thereof.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Office Equipment Sale and Leaseback” means the sale and leaseback transaction pursuant to which Invesco Group Services, Inc. sold furniture, fixtures, equipment and related personal property to be installed in its 1331 Spring Street, Atlanta, Georgia headquarters facility to The Atlanta Development Authority (d/b/a Invest Atlanta) for an aggregate price not in excess of $33,750,000 and then leased back such office equipment from The Atlanta Development Authority.
“Office Equipment Sale and Leaseback Bonds” means those certain taxable lease-purchase revenue bonds issued by The Atlanta Development Authority (d/b/a Invest Atlanta) for the purpose of financing the purchase by The Atlanta Development Authority of that certain furniture, fixtures, equipment and related personal property the subject matter of the Office Equipment Sale and Leaseback.
“Office Equipment Sale and Leaseback Lease” the lease by Invesco Group Services, Inc. of that certain office equipment subject to the Office Equipment Sale and Leaseback from The Atlanta Development Authority (d/b/a Invest Atlanta).
“Other Taxes” has the meaning specified in Section 2.15(b).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means (i) with respect to Advances and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances and Swing Line Loans, as the case may be, occurring on such date, and (ii) with respect to L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement by the Borrower of Unreimbursed Amounts. For L/C Obligations denominated in Sterling, for purposes of determining the Outstanding Amount thereof, such amount shall be the Equivalent thereof in Dollars.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent” has the meaning specified in the recital of parties to this Agreement.
“Parent Guaranty” means that certain Seventh Amended and Restated Guaranty dated as of the date hereof executed and delivered by the Parent in favor of the Administrative Agent and the Lenders in substantially the form of Exhibit D, as amended, supplemented or otherwise modified from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Liens” means the following: (a) Liens for taxes, assessments or other governmental charges being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made and maintained in accordance with GAAP and past practices of the Parent and its Subsidiaries therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, or (iii) in connection with the cash collateralization of letters of credit permitted under Section 5.02(g)(iii); (d) any

Liens securing attachments or judgments unless the judgment it secures results or has resulted in an Event of Default under Section 6.01(f); and (e) leases or subleases granted to others, easements, rights of way and other encumbrances on title to real property that, in the case of any property material to the operation of the business of the Parent and its Subsidiaries taken as a whole, do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
“Permitted Unit Investment Trust Debt” means Debt of Invesco Capital Markets, Inc. or any other Subsidiary that is a sponsor of a unit investment trust, in an amount of up to $400,000,000 in the aggregate to support settlement obligations with The Depository Trust Company (or other Person performing similar clearing and/or settlement services) in connection with Invesco Capital Markets, Inc.’s or such other Subsidiary’s trading operations of a sponsored unit investment trust to the extent such trading operations are permitted by applicable Governmental Authorities.
“Person” means an individual, partnership, corporation (including a business trust), exempted company, joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 5.01.
“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times such Lender’s Pro Rata Share Percentage at such time.
“Pro Rata Share Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) obtained by dividing such Lender’s Commitment at such time by the Total Commitments at such time, subject to adjustment as provided in Section 8.16. If the Commitment of each Lender and the obligations of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 6.02 or if the Total Commitments have expired, then the Pro Rata Share Percentage of each Lender shall be determined based on the Pro Rata Share Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Equity Percentage” means, with respect to a Qualified Security, the lowest percentage (whether specifically stated or implied through calculation) accorded equity treatment for such Qualified Security by either S&P or Moody’s, as determined by such rating agencies from time to time.
“Qualified Equity Portion of Qualified Securities” means at any time, the sum of the amounts obtained by multiplying (x) the amount of each Qualified Security by (y) the Qualified Equity Percentage at such time of such Qualified Security.

“Qualified Security” means any security issued by the Parent, the Borrower or Invesco US that (i) has attributes of both debt and equity, (ii) is rated by both S&P and Moody’s, (iii) the proceeds of which are accorded a percentage of equity treatment by both S&P and Moody’s, (iv) matures after the Maturity Date, and (v) ranks in priority of repayment no higher than pari passu with, and is not structurally superior to, the senior credit facilities provided to the Borrower under this Agreement and the other Loan Documents (including, without limitation, all of the Obligations) or to Invesco US under the Term Loan Credit Facilities.
“Rating Agency” means Moody’s, S&P or Fitch, as applicable.
“Register” has the meaning specified in Section 8.06(c).
“Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Taxing Authority” means the taxing authority with which the applicable Treaty Form is required to be filed, in the country of residence of a Lender.
“Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances and L/C Obligations owing to Lenders (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans and L/C Obligations being deemed owed to such Lender for purposes of this definition), or, if no such amount is then outstanding, Lenders holding greater than 50% of the Commitments provided that the portion of the aggregate unpaid principal amount of the Advances and risk participations and funded participations in Swing Line Loans and L/C Obligations owing to or deemed owed to, and the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Rescindable Amount” has the meaning as defined in Section 2.14(e).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Parent or a Director of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.
“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in Sterling, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (c) each date of any payment by any L/C Issuer under any Letter of Credit denominated in an Sterling, and (d) such additional dates as the Administrative Agent or any L/C Issuer shall determine or the Required Lenders shall require.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling,

same day or other funds as may be determined by the Administrative Agent, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by His Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (e) a Person that is specifically named on a list maintained by any other relevant sanctions authority of a jurisdiction in which the Borrower or any of its Subsidiaries conduct business, or (f) (i) an agency of the government of, or an organization controlled by, a Designated Jurisdiction, to the extent such agency or organization is subject to a sanctions program administered by OFAC, or (ii) a Person located, organized or resident in a Designated Jurisdiction, to the extent such Person is subject to a sanctions program administered by OFAC.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Significant Subsidiary” means (a) the Borrower, (b) each Finance Subsidiary, and (c) each other Subsidiary of the Parent that (i) is organized under the laws of the United States or any political subdivision thereof or (ii) is an operating Subsidiary of the Parent or a Subsidiary of the Parent that directly or indirectly owns an operating Subsidiary of the Parent.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than any Loan Party and the ERISA Affiliates.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” 0.10% (10 basis points) per annum.
“SOFR Daily Floating Rate” for any day, a fluctuating rate of interest, which can change on each Business Day, equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such day, with a term equivalent to one (1) month beginning on that date;

provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then the SOFR Daily Floating Rate means such Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; provided, further, that, if the SOFR Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“SOFR Daily Floating Rate Advance” means an Advance that bears interest at a rate based on the definition of SOFR Daily Floating Rate.
“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Subsidiary” means a Subsidiary created or acquired, and wholly owned, directly or indirectly, by the Parent whose primary business is investing in real estate properties or other investment assets, the acquisition of which properties or assets are financed in whole, or in part, with Subsidiary Non-Recourse Debt, and whose primary assets consist of such real estate properties and other investment assets.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or any L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Sterling.
“Sterling” means lawful money of the United Kingdom of Great Britain and Northern Ireland.
“Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture and (c) in the case of a trust or estate, the beneficial interest in such trust or estate, and, in each instance of (a), (b) and (c) above is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent but shall exclude any Person that is otherwise a Subsidiary but also an Excluded Subsidiary.
“Subsidiary Non-Recourse Debt” means with respect to all Special Purpose Subsidiaries of the Parent, Debt incurred by such Special Purpose Subsidiaries, (i) the proceeds of which are used to finance the acquisition of real estate properties and other investment assets by such Special Purpose Subsidiary, (ii) that is not guaranteed by the Borrower, Invesco US or the Parent, and (iii) where recourse for repayment of such Debt is contractually limited to such Special Purpose Subsidiary and the specific real estate properties or other investment assets of such Special Purpose Subsidiary financed with the proceeds thereof.
“Successor Rate” has the meaning specified in Section 2.09(b).
“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the Total Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.
“Taxes” has the meaning specified in Section 2.15(a).
“Term Loan Credit Facilities” means those certain term loan credit facilities provided to Invesco US and guaranteed by the Parent pursuant to that certain Credit Agreement dated on or around the Effective Date, among Invesco US, as borrower, the Parent, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as such agreement may be amended, restated, amended and restated or otherwise modified from time to time, including any refinancings thereof.
“Term SOFR” means:

(a)    for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;
provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Termination Date” means the earlier of (i) the Maturity Date and (ii) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.
“Total Commitment” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
“Treaty Form” means a form of claim for the benefits of an income tax treaty between the United Kingdom and the country of residence of a Lender or the Administrative Agent, as is specified from time to time by HM Revenue & Customs in the United Kingdom.
“Type” has the meaning specified therefor in the definition of Advance.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, wherever imposed.
“Voting Stock” means capital stock issued by a corporation, shares (of whatever class) issued by an exempted company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.03    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.04    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. Except as otherwise provided in the last sentence of this clause (b), if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything herein to the contrary, any lease that is characterized as an operating lease in accordance with GAAP after the Parent’s adoption of FASB ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Parent’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Parent’s adoption of FASB ASC 842.
Section 1.05    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Equivalent in Dollars of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Equivalent in Dollars of the maximum stated amount of such Letter of Credit after giving effect to all such increases and any subsequent decreases, whether or not such maximum stated amount is in effect at such time.
Section 1.06    Division. Any reference herein to a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).
Section 1.07    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01    The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount, not to exceed at any time outstanding the amount of such Lender’s Commitment less (i) such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations and (ii) such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans; provided, however, that after giving effect to any Advance, the aggregate Outstanding Amount of all Swing Line Loans (after giving effect to any repayment or prepayment thereof to occur immediately prior to or concurrently with such requested Advance, including with any portion of the proceeds thereof) plus the aggregate Outstanding Amount at such time of the Advances of the Lender acting as Swing Line Lender (including the requested Advance) plus the aggregate Outstanding Amount of such Lender’s participations in L/C Obligations shall not exceed such Lender’s Commitment. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.
Section 2.02    Making the Advances. (a) Each Borrowing shall be made on notice to the Administrative Agent, which may be given by (1) telephone or (2) an Advance Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of an Advance Notice. Each such Advance Notice must be received not later than (x) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Advances, (y) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, or (z) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of SOFR Daily Floating Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each Lender shall, before 3:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at the Administrative Agent’s Office, in Same Day Funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02; provided, however, that if, on the date the Advance Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Term SOFR Advances or SOFR Daily Floating Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Term SOFR Advances or SOFR Daily Floating Rate Advances shall then be suspended pursuant to

Section 2.09 or 2.13 and (ii) the Term SOFR Advances and SOFR Daily Floating Rate Advances may not be outstanding as part of more than ten separate Borrowings.
(c)    Each Advance Notice shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Advance Notice specifies is to be comprised of Term SOFR Advances or SOFR Daily Floating Rate Advances the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Advance Notice for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, but shall have no obligation to, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement, and thereafter, the Borrower’s obligation to repay such amount to the Administrative Agent in accordance with this subsection (d) shall no longer be required; provided that the Borrower shall not be relieved of its obligation to pay the interest on such amount referred to herein unless and only to the extent that such Lender has paid the interest on such amount referred to herein.
(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
(f)    With respect to SOFR, SOFR Daily Floating Rate or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars (or, with respect only to Bank of America in its capacity as an L/C Issuer, Sterling) for the account of the Borrower or any other Subsidiary of the Parent, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or other Subsidiaries of the Parent (for the avoidance of doubt, including any Letters of Credit with an expiry date later than the Letter of Credit Expiration Date issued in accordance with Section 2.03(a)(ii)(B) below) and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit (based in respect of any Letter of Credit denominated in Sterling on the Equivalent in Dollars), (w) the Outstanding Amount of all Advances, all L/C Obligations and all Swing Line Loans shall not exceed the Total Commitment, (x) the Outstanding Amount of the Advances of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit applicable to such L/C Issuer and (z) the aggregate Outstanding Amount of all Swing Line Loans (after giving effect to any repayment or prepayment thereof to occur immediately prior to or concurrently with such L/C Credit Extension) plus the aggregate Outstanding Amount at such time of the Advances of the Lender acting as Swing Line Lender plus the aggregate Outstanding Amount of such Lender’s participations in L/C Obligations (including L/C Obligations in respect of such L/C Credit Extension) shall not exceed such Lender’s Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    No L/C Issuer shall issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, provided that a requested Letter of Credit may have an expiry date that occurs more than twelve months after the date of issuance or last extension if all Lenders have approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) on or before the Letter of Credit Expiration Date, the Borrower has Cash Collateralized 100% of the undrawn amount of such Letter of Credit, such Cash Collateral to be in the same currency as the related Letter of Credit or (ii) all the Lenders have otherwise approved such expiry date.
(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally, so long as such policies are consistently applied by such L/C Issuer to its customers generally and to letters of credit issued by it, such policies are not unusual to similarly situated financial institutions and such policies are not contrary to the express contractual obligations of such L/C Issuer under this Agreement;
(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $1,000,000;
(D)    the Letter of Credit is to be denominated in a currency other than Dollars (or, with respect only to Bank of America in its capacity as an L/C Issuer, Sterling);
(E)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 8.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of

Credit as fully as if the term “Administrative Agent” as used in Article VII included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
(vii)    No L/C Issuer other than Bank of America shall issue any Letter of Credit if the Letter of Credit is to be denominated in a currency other than Dollars.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to any L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an authorized signatory of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least one Business Day (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the Borrower or other Subsidiary of the Parent on whose account the requested Letter of Credit is being issued; and (I) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit (for the avoidance of doubt, including any Letters of Credit with an expiry date later than the Letter of Credit Expiration Date issued in accordance with Section 2.03(a)(ii)(B)), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless on or before the Letter of Credit Expiration Date, the Borrower has complied with the requirements set forth in Section 2.03(a)(ii)(B), in which case such expiry date shall not extend more than twelve months past the Letter of Credit Expiration Date unless all Lenders have otherwise consented thereto; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall examine the drawing documents in respect of such Letter of Credit within the period stipulated by the terms and conditions of such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Borrower and the Administrative Agent thereof of such demand for payment and whether such L/C Issuer has made payment under such Letter of Credit. In the case of a Letter of Credit denominated in Sterling, the Borrower shall reimburse the applicable L/C Issuer in Sterling, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in

Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Sterling, the applicable L/C Issuer shall notify the Borrower of the Equivalent in Dollars of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (New York City time) on the next Business Day succeeding payment by the applicable L/C Issuer under a Letter of Credit (each such L/C Issuer payment date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, however, that in the event such reimbursement by the Borrower is made on the next Business Day succeeding the Honor Date, interest shall accrue on the amount of such drawing for the account of such L/C Issuer from the Honor Date until the date of such reimbursement at a rate equal to the Base Rate plus the Applicable Margin for Base Rate Advances. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in the Equivalent in Dollars thereof in the case of a Letter of Credit denominated in Sterling) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (expressed in the amount of the Equivalent in Dollars thereof in the case of any Unreimbursed Amount in Sterling), without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02 (other than delivery by the Borrower of an Advance Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount (expressed in the amount of the Equivalent in Dollars thereof in the case of any Unreimbursed Amount in Sterling) that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest in accordance with Section 2.08(b). In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Lender funds its Advance or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.
(v)    Each Lender’s obligation to make Advances or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower of an Advance Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Advance included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (based on the Equivalent in Dollars for any payment received in Sterling) in Dollars.
(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned by such L/C Issuer (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata

Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any other Subsidiary of the Parent may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;
(v)    any honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code in effect in the applicable jurisdiction and the ISP;
(vii)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as such L/C Issuer reasonably determined that such draft or certificate substantially complied with the terms of such Letter of Credit, or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally; or

(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Subsidiary of the Parent.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, none of the L/C Issuers shall be responsible to the Borrower for, and the rights and remedies of any L/C Issuer against the Borrower shall not be impaired by, any action or inaction of any L/C Issuer required under any law or order, that is required to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, or the decisions or opinions of the ICC

Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such to apply thereto.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances times the Equivalent in Dollars of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 or Section 2.18 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share Percentages allocable to such Letter of Credit pursuant to Section 8.16(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for Term SOFR /SOFR Daily Floating Rate Advances during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances separately for each period during such quarter that such Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all overdue Letter of Credit Fees shall accrue at a rate equal to the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances plus 2% per annum.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable Fee Letter or as otherwise agreed between the Borrower and the applicable L/C Issuer, computed on the Equivalent in Dollars of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the

Parent, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries of the Parent inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(l)    Reporting of Letter of Credit Information and Letter of Credit Sublimit. At any time that any Person other than the Person acting as Administrative Agent is an L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of parts (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. In addition, each L/C Issuer shall provide notice to the Administrative Agent of its Letter of Credit Sublimit, or any change thereto, promptly upon it becoming a L/C Issuer or making any change to its Letter of Credit Sublimit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(l) shall limit the obligation of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.
Section 2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make Advances (each such Advance, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Outstanding Amount of all Advances, all L/C Obligations and all Swing Line Loans shall not exceed the Total Commitment, and (ii) the Outstanding Amount of the Advances of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (z) the Swing Line Lender will not be required to make any Swing Line Loans if, after giving effect to such Swing Line Loans (i) the sum of the Swing Line Lender’s Pro Rata Share of the Outstanding Amount of Advances (after giving effect to any repayment or prepayment thereof to occur immediately prior to or concurrently with such requested making of Swing Line Loans, including with any portion of the proceeds thereof), plus (ii) the sum of the Swing Line Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus (iii) the outstanding Swing Line Loans of the Swing Line Lender, exceed (iv) the Commitment of the Swing Line Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.11, and reborrow under this Section 2.04. Each Swing Line Loan shall be in Dollars and shall bear interest at a rate based on the SOFR Daily Floating Rate, unless the SOFR Daily Floating Rate is unavailable for any reason set forth in Section 2.09 and no Successor Rate has been determined, in which case Swing Line Loans shall bear interest at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share Percentage times the amount of such Swing Line Loan.

(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (x) telephone or (y) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 P.M. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 P.M. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower in Same Day Funds.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be an Advance Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Advance Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Advance Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 P.M. (New York City time) on the day specified in such Advance Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such an Advance in accordance with Section 2.04(c)(i), the request for Base Rate Advances submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Advances or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) in the case of each Lender’s obligation to purchase and fund risk participations only, the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances (but not to fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share (determined at the time of such purchase and funding) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the all amounts owing hereunder and under any Loan Document and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until a Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender, and after such Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, such interest shall be for the account of such Lender.

(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.05    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share Percentage, a commitment fee equal to the Applicable Percentage times the actual daily amount by which the Total Commitment exceeds the sum of (i) the Outstanding Amount of Advances and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 8.16 (the “Commitment Fee”). For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be, but the Outstanding Amount of L/C Obligations shall be, counted towards or considered usage of the Total Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the period from the Effective Date until the Termination Date, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December (each, a “Commitment Fee Payment Date”), commencing with the Commitment Fee Payment Date first occurring after the Effective Date, and on the Termination Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.
(b)    Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent, including without limitation in the Fee Letter referenced in clause (a) of the definition thereof.
Section 2.06    Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction of the Total Commitment shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.
Section 2.07    Repayment of Advances.
(a)    The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of all Advances then outstanding together with all accrued and unpaid interest, fees and costs associated therewith. Repayments made pursuant to this clause (a) shall be in Dollars.
(b)    The Borrower shall repay each Swing Line Loan together with accrued and unpaid interest thereon on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made, and (ii) the Termination Date.
Section 2.08    Interest on Advances.
(a)    Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Advance shall be Converted or paid in full.
(iii)    Swing Line Loans. With respect to each Swing Line Loan, (A) except as provided in clause (B) below, a rate per annum equal at all times to the sum of (x) the SOFR Daily Floating Rate in effect from time to time plus (y) the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances in effect from time to time minus (z) the Commitment Fee in effect from time to time, and payable in arrears on the date of repayment or refinancing, in whole or in part, of such Swing Line Loan and (B) if the SOFR Daily Floating Rate is unavailable for any reason set forth in Section 2.09 and no Successor Rate has been determined, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time minus (z) the Commitment Fee in effect from time to time, and payable in arrears on the date of repayment or refinancing, in whole or in part, of such Swing Line Loan.
(iv)    SOFR Daily Floating Rate Advances. During such periods as such Advance is a SOFR Daily Floating Rate Advance, a rate per annum equal at all times to the sum of (x) the SOFR Daily Floating Rate in effect from time to time plus (y) the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances in effect from time to time, payable in arrears quarterly on the last Business Day of each calendar quarter during such periods and on the date such SOFR Daily Floating Rate Advance shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Borrower shall pay interest on, to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the applicable Advance pursuant to Section 2.08(a) above.
Section 2.09    Interest Rate Determination.
(a)    If in connection with any request for a Term SOFR Advance or SOFR Daily Floating Rate Advance or a conversion of Base Rate Advance to Term SOFR Advance or SOFR Daily Floating Rate Advances or a continuation of any of such Advances, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.09(b), and the circumstances under clause (i) of Section 2.09(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining SOFR Daily Floating Rate for any determination date(s) with respect to SOFR Daily Floating Rate Advances or Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Advance or in connection with an existing or proposed Base Rate Advance, as applicable, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Advance or SOFR Daily Floating Rate for any determination date(s) with respect to a proposed Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Advances or SOFR Daily Floating Rate Advances, or to convert Base Rate Advances to Term SOFR Advances or SOFR Daily Floating Rate Advances, as applicable, shall be suspended (to the extent of the affected Term SOFR Advances, SOFR Daily Floating Rate Advances or Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.09(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Advances or SOFR Daily Floating Rate Advances (to the extent of the affected Term SOFR Advances, SOFR Daily Floating Rate Advances or Interest Periods or determination date(s), as applicable) or, failing that, will be deemed to have converted such request into a request for a Borrowing consisting of Base Rate Advances in the amount specified therein and (ii) any outstanding Term SOFR Advances shall be deemed to have been converted to Base Rate Advances immediately at the end of their respective applicable Interest Period and any outstanding SOFR Daily Floating Rate Advances shall be deemed to have been converted to Base Rate Advances immediately.
(b)    Replacement of Term SOFR, SOFR Daily Floating Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR (or in the case of SOFR Daily Floating Rate Advances, the one month interest period of the Term SOFR Screen Rate), including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR (or, in the case of the SOFR Daily Floating Rate, the one month interest period of the Term SOFR Screen Rate) after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR (or, in the case of the SOFR Daily Floating Rate, the one month interest period of the Term SOFR Screen Rate) or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR and SOFR Daily Floating Rate will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.09(b)(i) or (b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, the SOFR Daily Floating Rate or any then current Successor Rate in accordance with this Section 2.09 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 2.09, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Advances in Dollars shall be excluded from any determination of Required Lenders.
Section 2.10    Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent, which may be given by (a) telephone or (b) an Advance Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of an Advance Notice. Each such Advance Notice must be received by the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Term SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Advances, any Conversion of Base Rate Advances into Term SOFR Advances or SOFR Daily Floating Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Term SOFR Borrowings and/or SOFR Daily Floating Rate Advances than permitted under Section 2.02(b).
Section 2.11    Prepayments of Advances.
(a)    Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, which must be in a form reasonably acceptable to the Administrative Agent, stating the proposed date, the aggregate principal amount of the prepayment and the Borrowing to which such prepayment is to be applied, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of such proposed prepayment, in the case of Term SOFR Advances, and not later than 1:00 P.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances or SOFR Daily Floating Rate Advances, as applicable, and if such notice is given the Borrower shall, prepay the Outstanding Amount of the Advances comprising part of such Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, with such prepayment to be made in Dollars; provided, however, that (w) any such prepayment notice may state that such notice is conditioned on the occurrence of a refinancing of all or any portion of the Advances or the occurrence of any other event which would have provided the cash proceeds for such prepayment, in which case such notice may be revoked (subject to payment of any amounts, if any, required pursuant to Section 8.04(c)) by the Borrower (by notice to the Administrative Agent at least one Business Day prior to the date of such prepayment specified in the applicable prepayment notice) if such condition is not satisfied, (x) except in the case of prepayments of Swing Line Loans, as described in clause (z) below, each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) in the event of any such prepayment of a Term SOFR Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c) and (z) in the case of a Swing Line Loan, the Borrower may prepay the Outstanding Amount of such Swing

Line Loan, together with accrued interest to the date of such prepayment on the principal amount prepaid, at any time in minimum increments of $100,000.
(b)    Mandatory Prepayments.
(i)    If at any time the sum of (A) the aggregate principal amount of all Advances then outstanding plus (B) the aggregate amount of all L/C Obligations denominated in Dollars then outstanding plus (C) the Equivalent in Dollars of the aggregate amount of all L/C Obligations denominated in Sterling outstanding exceeds the Total Commitment on such date, the Borrower shall, within two Business Days after receipt of such notice given pursuant to (ii) below, prepay the outstanding principal amount of any Advances and/or Cash Collateralize 100% of the L/C Obligations pursuant to this Section 2.11(b) in an aggregate amount sufficient to reduce such sum to an amount not to exceed the Total Commitment on such date.
(ii)    Each prepayment made pursuant to this Section 2.11(b) (A) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term SOFR Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c), and (B) shall be made in Dollars. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrower and the Lenders.
(c)    Hedge Agreements. All Hedge Agreements, if any, between the Borrower and any Lender or its affiliates are independent agreements governed by the written provisions of such Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in terms of this Agreement or the Notes, except as otherwise expressly provided in said written swap agreements, and any payoff statements from the Administrative Agent relating to this Agreement shall not apply to said Hedge Agreements, except as otherwise expressly provided in such payoff statement.
(d)    Prepayments of Swing Line Loans. If at any time (i) the sum of the Swing Line Lender’s Pro Rata Share of the Outstanding Amount of Advances, plus (ii) the sum of the Swing Line Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus (iii) the outstanding Swing Line Loans of the Swing Line Lender, exceed (iv) the Commitment of the Swing Line Lender, the Borrower shall, upon a request from the Swing Line Lender specifying the amount of such excess, promptly repay the outstanding Swing Line Loans to the extent necessary to eliminate such excess.
Subject to Section 8.16, each prepayment pursuant to this Section 2.11 (other than prepayments of Swing Line Loans) shall be applied to the Advances of the Lenders in accordance with their respective Pro Rata Share Percentages.
Section 2.12    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnifiable Taxes, (B) Taxes described in clauses (C) through (E) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Advances or SOFR Daily Floating Rate Advances made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 2.12 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 2.12 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Advances whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Advances or SOFR Daily Floating Rate Advances or to convert Base Rate Advances to Term SOFR Advances or SOFR Daily Floating Rate Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Advances or SOFR Daily Floating Rate Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either (A) in the case of Term SOFR Advances, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Advance to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Advance or (B) in the case of SOFR Daily Floating Rate Advances, immediately and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.
Section 2.14    Payments Generally and Computations.
(a)    General. All payments hereunder and under the Notes to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder and under the Notes not later than 2:00 P.M. (New York City time) on the day when due in Dollars. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or the Commitment Fee ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate (including in each case where the Base Rate is determined by reference to Term SOFR) or the Federal Funds Rate shall be made by the

Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR (other than in any case where the Base Rate is determined by reference to Term SOFR) and of the Commitment Fee and the SOFR Daily Floating Rate, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Fee is payable. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Advances or the interest rate applicable to any SOFR Daily Floating Rate Advances, as applicable, upon determination of such interest rate. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or the Commitment Fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Advances to be made in the next following calendar month, or cause any payment of interest on or principal of Advances to be made after the Maturity Date, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.
(e)    With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.14 shall be conclusive, absent manifest error.
Section 2.15    Taxes.
(a)    Except as otherwise required by law, any and all payments by the Borrower hereunder, under the Notes or under any other Loan Document issued hereunder shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed or asserted by any taxation authority and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings, and liabilities in respect of payments hereunder, under the Notes or under any other Loan Document, along with any penalties, additions to tax, interest and reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally imposed or asserted by the relevant taxing authority), collectively being hereafter referred to as “Taxes”), excluding, in the case of payments made to any Lender, any L/C Issuer or the Administrative Agent the following (collectively, “Excluded Taxes”) (A) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes, branch Taxes, Taxes on doing business and Taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of such Lender (and or such Lender’s applicable Lending Office), such L/C Issuer or the Administrative Agent being organized under the laws of, or being a legal resident of, or having a fixed place of business or a permanent establishment or doing business in, or as a result of any present or former connection between such Lender, such L/C Issuer or the Administrative Agent with the jurisdiction imposing such Tax (other than any such connection arising solely from such Lender (and or such Lender’s applicable Lending Office), such L/C Issuer or the Administrative Agent having executed, delivered or performed its obligations, or having received a payment, or having enforced its rights and remedies, under this Agreement or any of the other Loan Documents), (B) United States branch profits tax or any similar tax imposed by any jurisdiction in which the Borrower is located, (C) in the case of a Lender (including such a Lender when acting in the capacity of L/C Issuer) organized under the laws of a jurisdiction outside the United States, any United States withholding tax that is required to be imposed on amounts payable to such Lender (including such a Lender when acting in the capacity of L/C Issuer) pursuant to applicable laws in force at the time such Lender becomes a party hereto (or designates a new applicable Lending Office), (D) as provided in Section 2.15(g), (E) any tax imposed by FATCA (or similar reporting and withholding regime imposed by the United Kingdom), (F) United Kingdom withholding Taxes except to the extent no United Kingdom withholding Taxes would have been imposed but for a change, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, in United Kingdom tax law or officially published HM Revenue & Customs practice or an amendment or revocation, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, of an applicable United Kingdom income tax treaty, and (G) United Kingdom Taxes imposed as a result of the failure of HM Revenue & Customs to approve, on or before a payment of interest to a Lender hereunder, a claim by such Lender for exemption from such United Kingdom Taxes, where such failure is due to such Lender’s failure to submit a validly completed and executed Treaty Form within a reasonable time after such Lender would have been allowed to submit such Treaty Form, it being understood that after any such approval by HM Revenue & Customs of such Lender’s claim for exemption, such United Kingdom Taxes with respect to such Lender shall (for so long as such Lender remains eligible for the purpose of the relevant double tax treaty or would have remained eligible but for an amendment or revocation of the relevant treaty) not be excluded by this clause (G) from the application of this Section 2.15(a) (any Taxes other than Excluded Taxes hereinafter referred to as “Indemnifiable Taxes”). If the Borrower shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum payable hereunder, under any Note issued hereunder or under any other Loan Document to any Lender, any L/C Issuer or the Administrative Agent or, if the Administrative Agent shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum paid or payable hereunder, under any Note or under any other Loan Document to any Lender or any L/C Issuer, (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnifiable Taxes (including deductions for Indemnifiable Taxes, whether by the Borrower or the Administrative Agent, applicable to additional sums payable under this Section 2.15) such Lender, such L/C Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)    In addition, the Borrower shall timely pay in accordance with applicable laws any present or future stamp or documentary taxes or any other excise (other than income) or property taxes, charges or similar levies that arise from any payment made hereunder, under the Notes or under any other Loan Document or from the execution, delivery or registration of, or performing under this Agreement, the Notes, any other Loan Document or any document to be furnished under or in connection with any thereof or any modification or amendment in respect of this Agreement, the Notes or any other Loan Document (hereinafter referred to as “Other Taxes”); provided that for the avoidance of doubt, the Taxes imposed by FATCA shall not be treated as Other Taxes.
(c)    The Borrower shall indemnify each Lender, each L/C Issuer and the Administrative Agent for the full amount of Indemnifiable Taxes or Other Taxes imposed on or paid by such Lender, such L/C Issuer or the Administrative Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) (including Indemnifiable Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, such L/C Issuer or the Administrative Agent (as the case may be) makes written demand therefor, whether or not such Indemnifiable Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(d)    Within 30 days after the date of any payment of Indemnifiable Taxes under Section 2.15(a) by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such receipt is received by the Borrower, or other written proof of payment reasonably satisfactory to the Administrative Agent showing payment thereof. In the case of any payment hereunder or under the Notes issued hereunder by or on behalf of the Borrower organized under the laws of the United Kingdom through an account or branch outside the United Kingdom or by or on behalf of the Borrower by a payor that is not a United Kingdom person, if the Borrower determines that no Indemnifiable Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Indemnifiable Taxes.
(e)    Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower shall provide each of the Administrative Agent and the Borrower with (i) two original Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, W-8ECI, or W-8IMY as appropriate, or any successor or other form prescribed by the Internal Revenue Service or reasonably requested by the Borrower or the Administrative Agent, certifying that such Lender is exempt from United States withholding tax and (ii) to the extent that any such form or other certification becomes obsolete with respect to any Lender, such Lender shall, upon the written request of the Borrower to such Lender and the Administrative Agent, promptly provide either an updated or successor form or certification to the Borrower and the Administrative Agent unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the

Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, for purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Each Lender shall cooperate with the Borrower in promptly completing any procedural formalities necessary for the Borrower to obtain authorization to make any payment hereunder, under the Notes or under any other Loan Document, without deduction or withholding for or on account of the United Kingdom Tax, including (if applicable): (i)(A) as soon as reasonably practicable following the date it becomes a party hereto, submitting to its Relevant Taxing Authority a validly completed Treaty Form (or successor Treaty Form thereto) claiming exemption from United Kingdom withholding Tax on interest, or (B) on or before the date it becomes a party hereto, furnishing to the Borrower, with a copy to the Administrative Agent, a certificate substantially in the form of Exhibit I (a “U.K. Tax Compliance Certificate”) certifying that such Lender (1) is a “bank” within the meaning of Section 879 of the Income Tax Act 2007 of the United Kingdom and (2) is within the charge to corporation tax in the United Kingdom with respect to payment hereunder; and (ii) agreeing, upon reasonable request by the Borrower, to provide to the Borrower and the Administrative Agent, to the extent it is legally entitled to do so, such other forms or information as may be required by law in order to establish the legal entitlement of such Lender to an exemption from United Kingdom withholding Tax with respect to payments under this Agreement and the Notes issued hereunder, unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders any such forms or information inapplicable or which would prevent such Lender from duly completing and delivering any such form or providing such information with respect to it and such Lender so advises the Borrower and the Administrative Agent.
(g)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.15(e) (other than if the Borrower has failed to timely request with reasonable notice any appropriate renewal, successor or other form or if any such form otherwise is not required under subsection (e) or (f)) or for which any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(d)(iii) relating to the maintenance of a Participant Register are required to be paid, such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnifiable Taxes imposed by the United Kingdom or the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnifiable Taxes or United Kingdom or United States withholding Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnifiable Taxes or United Kingdom or United States withholding Taxes.
(h)    If a condition or an event occurs which would, or would upon the passage of time or giving notice, result in the payment of any additional amounts pursuant to this Section 2.15, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office and each L/C Issuer agrees to use its reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a change or assignment would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender or such L/C Issuer, be otherwise disadvantageous to such Lender or such L/C Issuer.
(i)    If the Administrative Agent, any L/C Issuer or any Lender, in its sole opinion exercised in good faith, determines that it has finally and irrevocably received or been granted a refund in respect of any Indemnifiable Taxes or Other Taxes as to which indemnification has been paid by the Borrower pursuant to Section 2.15(a) or (c), it shall promptly remit such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent, such L/C Issuer or such Lender; provided, however, that the Borrower upon the request of the Administrative Agent, such L/C Issuer or such Lender, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. The Administrative Agent, such L/C Issuer or such Lender shall provide the Borrower with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring the repayment of such refund. Nothing contained herein shall impose an obligation on the Administrative Agent, any L/C Issuer or any Lender to apply for any refund or to disclose to any party any information regarding their proprietary information regarding tax affairs and computations. If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender, the relevant L/C Issuer or the Administrative Agent, as applicable, to the extent permitted by law, rule or regulation, shall reasonably cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower in writing. If any Indemnifiable Taxes or Other Taxes are imposed that result in an indemnification or payment obligation on the Borrower, the Borrower shall be entitled to challenge or dispute the imposition of such Indemnifiable Taxes or Other Taxes with the applicable taxing authority in an appropriate proceeding diligently conducted, and the Borrower shall be permitted to control such proceeding, including as to settlement.
(j)    If a Lender changes its applicable Lending Office or an L/C Issuer assigns its rights and obligations hereunder to another of its offices, branches or affiliates (other than pursuant to subsection (g) above or Section 2.12 or 2.13) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amounts under this Section 2.15, the Borrower shall not be obligated to pay such additional amount.
(k)    A certificate of a Lender or an L/C Issuer setting forth such amount or amounts as shall be necessary to compensate such Lender or such L/C Issuer specified in Section 2.15(a), (b), or (c) above, as the case may be, and identifying with reasonable specificity the basis for calculation of such amount or amounts, shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.
(l)    The obligations of a Lender and an L/C Issuer under this Section 2.15 shall survive the termination of this Agreement and the payment of the Advances and all other Obligations hereunder.

(m)    Where the Borrower or Guarantor is required under any provision of this Agreement, the Notes or any other Loan Document issued hereunder to reimburse or indemnify the Administrative Agent, any L/C Issuer and/or any Lender for any cost or expense, then, notwithstanding any provision to the contrary, the amount payable shall not include any amount or amounts in respect of VAT to the extent that the recipient reasonably determines that it or any of its Affiliates is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
Section 2.16    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)), or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances (and subparticipations in L/C Obligations and Swing Line Loans) owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, the provisions of this Section shall not be construed to apply to (x) any payment that is in excess of such Lender’s ratable share made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including those provisions providing for the application of funds when a Defaulting Lender exists) or (y) the application of Cash Collateral or other credit support (and proceeds thereof) in respect of obligations relating to Letters of Credit (including related Lender participation obligations) provided for in Section 2.18.
Section 2.17    Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for working capital, capital expenditures, general corporate purposes and all other lawful purposes.
Section 2.18    Cash Collateral and Other Credit Support.
(a)    Certain Credit Support Events.
(i)    Upon the request of the Administrative Agent or any L/C Issuer (A) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (C) if the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit, the Borrower shall, in the case of clause (A) and (B) above, promptly Cash Collateralize 100% of the then Outstanding Amount of all L/C Obligations, and in the case of clause (C) above, promptly Cash Collateralize 100% of such excess.

(ii)    At any time (A) a Defaulting Lender exists, (B)(1) the Borrower requests a Letter of Credit or (2) a Letter of Credit is outstanding, and (C) the Pro Rata Share Percentages of each non-Defaulting Lender cannot fully be adjusted as set forth in Section 8.16(a)(iv), then the Administrative Agent and the applicable L/C Issuer, may, in their sole discretion, require that the Borrower enter into arrangements satisfactory to the Administrative Agent and such L/C Issuer for the delivery of Cash Collateral to the Administrative Agent in an amount sufficient to cover all of such L/C Issuer’s Fronting Exposure (after giving effect to Section 8.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). With respect to the circumstances described in clause (B)(1) above, such arrangements shall be a condition to the issuance of such Letter of Credit. With respect to the circumstances described in clause (B)(2) above, such arrangements shall be made no later than five (5) Business Days after written notice to the Borrower from the Administrative Agent or the applicable L/C Issuer that the circumstances in clause (A) and (C) above exist, unless the Borrower (x) has replaced such Defaulting Lender prior to such time in accordance with the terms of this Agreement or (y) caused such Letter of Credit to be terminated or replaced.
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Defaulting Lender, such Lender, agree that to the extent any Cash Collateral is provided to the Administrative Agent under any of this Section 2.18 or Sections 2.03, 2.11, 6.02 or 8.16, the Borrower or such Lender, as applicable, will at such time grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, a first priority security interest in all such Cash Collateral (including all deposit accounts and all balances therein, all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing) pursuant to a security agreement and a Cash Collateral account control agreement, in each case, to be mutually agreed and entered into between the Borrower, or the Defaulting Lender, as the case may be, and the Administrative Agent, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable L/C Issuer’s Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Sections 2.03, 2.11, 6.02 or 8.16 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable L/C Issuer’s Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 8.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.18 may be otherwise applied in accordance with Section 6.02), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
(e)    Claims against Defaulting Lenders. No action taken, permitted to be taken or omitted to be taken by the Borrower, the Administrative Agent, any L/C Issuer or any Lender under this Section 2.18 or any of the other terms or provisions of this Agreement shall constitute or be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any L/C Issuer or any other Lender may have against a Defaulting Lender for its failure to comply with any of the terms or provisions of this Agreement.
Section 2.19    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Total Commitments to a maximum amount (after giving effect to all such requests) not to exceed $3,000,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000. The Borrower may offer such increase to the Lenders and, at their option, to other financial institutions which qualify as Eligible Assignees identified by the Borrower and approved by the Administrative Agent, the Swing Line Lender and the L/C Issuers (which approvals shall not be unreasonably withheld, conditioned or delayed). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and, as applicable, each Eligible Assignee, is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders and to such Eligible Assignees).
(b)    Elections to Increase. Each Lender and, as applicable, each Eligible Assignee, shall notify the Administrative Agent within such time period whether or not it agrees to participate in such increase and, if so, by the amount thereof. Any Lender or Eligible Assignee not responding within such time period shall be deemed to have declined to participate in such requested increase.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Borrower, each Lender and, as applicable, each Eligible Assignee of the Lenders’ and such Eligible Assignees’ responses to each request made hereunder. Each Eligible Assignee invited to participate in such requested increase, and which agrees to do so, shall become a Lender under this Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Total Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders (including any Eligible Assignee that becomes a Lender pursuant to this Section 2.19) of the final allocation of such increase and the Increase Effective Date. Simultaneously with the Increase Effective Date, (i) the Commitments of each of the Lenders and the outstanding amount of all Advances shall be reallocated to take into account such increase and the final allocation thereof, and the requisite assignments shall be deemed to be made among the Lenders (including any Eligible Assignee that becomes a Lender pursuant to this Section 2.19), with the same force and effect as if such assignments were evidenced by the applicable Assignments and Assumptions but without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which such requirements are hereby waived), and (ii) each assignee Lender shall make full cash settlement with each corresponding assignor Lender, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all such assignments and reallocations.
(e)    Conditions to Effectiveness of Increase. As conditions precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender (including any Eligible Assignee that becomes a Lender pursuant to this Section 2.19) ) signed by an authorized signatory of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase (which, with respect to any such Loan Party, may, if applicable, be the resolutions entered into by such Loan Party in connection with the incurrence of the Obligations on the Effective Date), and (y) in the case of the Borrower, certifying that, immediately before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in Section 4.01(f) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(h), and (B) no Default exists or will result from the increase in the Total Commitment, (ii) upon the reasonable request of any Lender made at least 5 days prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, and (iii) at least 5 days prior to the Increase Effective Date, to the extent that the Borrower or the Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Person shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower and/or the Parent, as applicable.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.16 or 8.01 to the contrary.
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
Section 3.01    Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) that the following conditions precedent have been satisfied:
(a)    The Borrower shall have paid all fees and expenses of the Administrative Agent, the L/C Issuers and the Lenders payable hereunder and accrued as of the Effective Date (including the accrued fees and expenses of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Effective Date, plus such additional amounts of such fees and expenses as shall constitute a reasonable estimate of such fees and expenses incurred or to be incurred through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).
(b)    On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized Director of the Borrower, dated the Effective Date, stating that:

(i)    The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date; and
(ii)    No event has occurred and is continuing that constitutes a Default.
(c)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:
(i)    Executed counterparts of this Agreement from all parties hereto.
(ii)    If requested by a Lender, a Note payable to the order of such Lender, in a principal amount equal to each such Lender’s Commitment.
(iii)    Certified copies of the resolutions of the Board of Directors (or committee thereof) of the Borrower and the Guarantor approving this Agreement, the Notes and the Guaranty to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the Notes and each Guaranty.
(iv)    A certificate of a Director, the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers or directors of such Loan Party authorized to sign the Loan Documents to which it is a party and the other documents to be delivered hereunder.
(v)    The Parent Guaranty duly executed by the Parent.
(vi)    An opinion of Alston & Bird LLP, counsel for the Loan Parties, in substantially the form of Exhibit E attached hereto.
(vii)    An opinion of Alston & Bird (City) LLP, English counsel for the Borrower, in substantially the form of Exhibit F attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.
(viii)    An opinion of Appleby (Bermuda) Limited, Bermuda counsel for the Parent, in substantially the form of Exhibit G attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.
(ix)    An acceptance of the appointment of the Process Agent (as such term is defined in Section 8.12) for each of the Parent and the Borrower.
(x)    A certificate signed by the chief financial officer of the Parent certifying the current Debt Ratings.
(d)    Upon the reasonable request of any Lender made at least 10 days prior to the Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least 5 days prior to the Effective Date and at least 5 days prior to the Effective Date, to the extent that the Borrower or the Parent qualifies as a “legal entity customer” under the Beneficial Ownership

Regulation, such Person shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower and/or the Parent, as applicable.
Section 3.02    Conditions Precedent to Each Borrowing and Each L/C Credit Extension. The obligation of each Lender to make an Advance on the occasion of each Borrowing and the obligation of each L/C Issuer to make an L/C Credit Extension shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or date of such L/C Credit Extension the following statements shall be true (and each of the giving of the applicable Advance Notice or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the date of such L/C Credit Extension, such statements are true):
(a)    the representations and warranties contained in Section 4.01 (excluding, in the case of Borrowings, clauses (g) and (i)(i) of Section 4.01) are correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the date of such date, before and after giving effect to such Borrowing or such L/C Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of such earlier date (other than in the case of the representations and warranties made in Section 4.01(d), which shall be correct in all material respects on and as of such date of Borrowing or date of L/C Credit Extension as though made on and as of such date, without regard to any earlier date referenced therein);
(b)    no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or such L/C Credit Extension that constitutes a Default; and
(c)    the Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received an Advance Notice or Letter of Credit Application, as applicable, in accordance with the requirements hereof.
Section 3.03    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Parent and the Borrower. Each of the Parent and the Borrower represents and warrants as follows:
(a)    Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.
(b)    Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Parent as of the Effective Date, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation or organization. All of the outstanding capital stock of all such Subsidiaries has been validly issued, is fully paid and non-assessable and, other than directors’ qualifying shares, is owned by the Parent or one or more of its Subsidiaries free and clear of all Liens (other than Permitted Liens). The Borrower has no Subsidiaries as of the Effective Date. Each such Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.
(c)    The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the incurrence of the obligations provided for herein and therein, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except as otherwise provided for under this Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.
(d)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents as of Effective Date, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect, and reports required to be filed with the SEC as described in Section 5.01(h)(x).
(e)    This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This

Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as the same may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.
(f)    The Consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 2024, and the related Consolidated statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the fiscal year then ended, duly certified by the chief financial officer of the Parent, copies of which have been furnished to each Lender in accordance with Section 5.01(h) of the Existing Credit Agreement, present fairly, in all material respects, the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of the operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis.
(g)    Since December 31, 2024, there has not occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(h)    No written information, exhibit or report furnished by any Loan Party to any Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made.
(i)    There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or, to the knowledge of the Loan Parties, after commercially reasonable diligence, any of its Subsidiaries pending or, to the knowledge of the Loan Parties, after commercially reasonable diligence, threatened before any court, governmental agency or arbitrator that (i) as of the Effective Date would be reasonably likely to have a Material Adverse Effect (other than the matters described on Schedule 4.01(i) hereto (the “Disclosed Litigation”)) and there has been no change or other development in the Disclosed Litigation which is reasonably likely to result in a Material Adverse Change, or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.
(j)    Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (of the Borrower or of the Parent and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(c) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Advance nor the use of proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
(k)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan or Multiemployer Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
(l)    No Plan is “at risk” as defined in Section 430(i)(4) of the Internal Revenue Code.

(m)    Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur (i) any liability under Section 4064 or 4069 of ERISA or (ii) any Withdrawal Liability to any Multiemployer Plan that in either event has resulted or would be reasonably likely to result in a Material Adverse Effect.
(n)    Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of any Loan Party or any ERISA Affiliate, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
(o)    Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except (i) where failure to file such tax returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect or (ii) for such taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP.
(p)    Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or a company “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (except that for purposes of this sentence, the term “Subsidiary” shall not include any “investment company” a majority of which is owned by a Loan Party or one of its Affiliates as a result of the initial seed capital contributed by such Loan Party or such Affiliate to such “investment company” for its shares). Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
(q)    Each Subsidiary of the Parent engaged in advisory or management activities, if any, is duly registered as an investment adviser as and to the extent required under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder. Each Subsidiary of the Parent engaged in the broker-dealer business, if any, is duly registered as a broker-dealer as and to the extent required under the Exchange Act, as amended, and the rules and regulations promulgated thereunder and, as and to the extent required is a member in good standing of the Financial Institutions Regulatory Authority, Inc.
(r)    [reserved].
(s)    Each Loan Party (other than any Loan Party that is a Finance Subsidiary) is, together with its Subsidiaries, Solvent.
(t)    Neither the Parent, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, or affiliate thereof, is an individual or entity that is currently a Sanctioned Person.
(u)    The Parent and its Subsidiaries conduct their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Bribery Act 2016 of Bermuda and other similar anti-corruption legislation in other jurisdictions applicable to the Borrower and its Subsidiaries and the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions applicable to the

Borrower and its Subsidiaries and the rules and regulations thereunder, and have instituted and maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.
(v)    Neither the Borrower nor the Parent is an Affected Financial Institution for the purposes of Bail-In Legislation.
(w)    As of the Effective Date, the information included in the Beneficial Ownership Certifications, if applicable, is true and correct in all respects.
(x)    Neither the Borrower nor the Parent is a Covered Entity.
(y)    Neither the Parent nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither Parent nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent or any of its Subsidiaries, as applicable, were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE V

COVENANTS OF THE BORROWER
Section 5.01    Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit or other L/C Obligation shall remain outstanding (except any Letters of Credit or L/C Obligations that remain outstanding after the Commitments have been terminated for which Cash Collateral has been provided), each of the Parent and the Borrower will:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include (to the extent applicable), without limitation, compliance with the Investment Company Act of 1940, Investment Advisers Act of 1940, as amended, ERISA and Environmental Laws, except where the failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect.
(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except to the extent that any failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
(c)    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter and statutory), permits, licenses, approvals, registrations, privileges and franchises and preserve and maintain the Parent’s and the Borrower’s legal names and the Borrower’s jurisdiction of formation; provided, however, the Parent and its Subsidiaries may consummate any merger, amalgamation or consolidation permitted under Section 5.02(b); and provided further that (i) no Subsidiary of the Parent other than the Borrower shall be required to maintain its existence, (ii) neither the Parent nor any of its Subsidiaries shall be required to preserve or maintain any legal structure, right, permit, license, approval, registration, privilege or franchise, unless, in any such case with respect to (i) or (ii) above, the failure to do so would, or would be reasonably expected to, (A) have a Material Adverse Effect or (B) release any Loan Party from its obligations under any Loan Document, and (iii) the Parent and/or the Borrower may change its legal name and the Borrower may change its jurisdiction of formation (so long as, subject to Section 8.11, no Lender is prohibited by applicable law to extend credit to a Person formed in such new jurisdiction) after having given 10 days prior written notice to the Administrative Agent and the Lenders and promptly delivering, upon effecting such name or jurisdiction change, evidence from the applicable Governmental Authority of such name or jurisdiction change.
(d)    Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all of which shall be at the expense of the Borrower upon and during the continuance of an Event of Default.
(e)    Keeping of Books. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Parent and each such Significant Subsidiary in accordance with GAAP or other accounting principles applicable to such Person in effect from time to time.
(f)    [Intentionally Omitted]
(g)    Use of Proceeds. Use the proceeds of the Advances solely as provided in Section 2.17 and otherwise in accordance with the terms hereof.
(h)    Reporting Requirements. Furnish to the Administrative Agent and the Lenders:
(i)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, a copy of the Form 10-Q filed with the Securities and Exchange Commission for such quarter for the Parent and its Subsidiaries, containing a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and Consolidated cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or the treasurer of the Parent as having been prepared in accordance with GAAP and a Compliance Certificate of the chief financial officer or the treasurer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
(ii)    as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the Form 10-K filed with the Securities and Exchange Commission for such year for the Parent and its Subsidiaries, containing a Consolidated balance sheet of the

Parent and its Subsidiaries as of the end of such fiscal year and a Consolidated statement of income and Consolidated cash flows of the Parent and its Subsidiaries for such fiscal year, in each case accompanied by (i) a report and opinion as to such Consolidated financial statements by PricewaterhouseCoopers LLP or other independent public accountants approved by the audit committee of the Parent’s board of directors and, if other than Deloitte & Touche LLP, KPMG LLP, or Ernst & Young LLP, reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with applicable audit standards, and which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) a Compliance Certificate of the chief financial officer or the treasurer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
(iii)    as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or the treasurer of the Parent setting forth details of such Default and the action that the Parent has taken and proposes to take with respect thereto;
(iv)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Parent or any of its Subsidiaries of the type described in Section 4.01(i);
(v)    (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that (1) any ERISA Event has occurred which could result in a material liability of any Loan Party or any ERISA Affiliate, or (2) any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur a material liability under Section 4064 or 4069 of ERISA, a statement of a director of the Borrower describing such ERISA Event and the circumstances giving rise to, and the amount of such liability and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) within two Business Days of the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;
(vi)    promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or Multiemployer Plan or to have a trustee appointed to administer any Plan or Multiemployer Plan;
(vii)    promptly upon request from the Administrative Agent or any Lender, copies of each Schedule SB (Single Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) required to be filed with respect to each Plan whose funding target attainment percentage (as defined in Section 430(d) of the Internal Revenue Code) is less than 100%;
(viii)    promptly and in any event within 20 days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition on any Loan Party or any ERISA Affiliate of Withdrawal Liability in a material amount by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);
(ix)    [Intentionally Omitted]
(x)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(xi)    promptly, of any announcement by any Rating Agency of any change in a Debt Rating or outlook; and
(xii)    such other information respecting the Parent or any of its Subsidiaries as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request to the extent the Parent and its Subsidiaries are not subject to any confidentiality obligations restricting the disclosure of such information (so long as such confidentiality obligation was not entered into for purposes of avoiding disclosure hereunder).
Documents required to be delivered pursuant to Section 5.01(h)(i) or (ii) may be delivered electronically by e-mailing such information to an e-mail address of the Administrative Agent as specified to the Borrower by the Administrative Agent from time to time. The Administrative Agent shall promptly post such documents on the Borrower’s behalf onto the Platform. Such information shall be deemed to have been delivered to the Lenders on the date such documents are posted to the Platform. In addition, such documents may be delivered by posting the documents on the Parent’s website on the Internet, and if so delivered, shall be deemed to have been delivered on the date on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 8.02; provided that the Parent shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificate required by Section 5.01(h)(i) and (ii) to the Administrative Agent by facsimile or electronic mail. Except for such Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers information provided by or on behalf of the Parent and/or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each of the Parent and the Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent and the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and each Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
(i)    Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Bribery Act 2016 of Bermuda and other similar anti-corruption legislation in other jurisdictions applicable to it and the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions applicable to it and the rules and regulations thereunder, and maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.
Section 5.02    Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit or other L/C Obligation shall remain outstanding (except for any Letters of Credit or L/C Obligations that remain outstanding after the Commitments have been terminated for which Cash Collateral has been provided), neither the Parent nor the Borrower will at any time:
(a)    Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:
(i)    Permitted Liens;
(ii)    Liens granted pursuant to any Loan Document;
(iii)    Liens on deposit accounts of the Parent and its Subsidiaries in respect of their cash pooling operations;
(iv)    purchase money Liens upon or in real property or equipment acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); provided, however, that no such Lien shall extend to or cover any properties of any character other than the property or equipment being acquired;
(v)    Liens on property of a Person existing at the time such Person is merged into, amalgamated or consolidated with the Parent or any Subsidiary of the Parent or becomes a Subsidiary of the Parent; provided that such Liens were not created in contemplation of such merger, consolidation, amalgamation or investment and do not extend to any assets other than those of the Person merged into, amalgamated or consolidated with the Parent or such Subsidiary or acquired by the Parent or such Subsidiary;

(vi)    Liens arising pursuant to one or more securitization programs permitted pursuant to Section 5.02(c)(ii);
(vii)    [Intentionally Omitted];
(viii)    Liens existing as of the Effective Date as described on Schedule 5.02(a);
(ix)    Liens which are floating charges under English law in the form of an “industry standard” granted by Invesco Pensions Limited (formerly known as Invesco Perpetual Life Limited) (company number: 03507379) (“IPLL”) on its revolving business assets (without attaching to any particular asset until the floating charge crystallises on insolvency events which will result in steps being taken to make payment of a dividend to creditors or where the reinsurance creditor reasonably considers this may happen) to reinsurance creditors to support the obligations of IPLL thereto under reinsurance contracts and limited in the amount secured to the amount which would have been recoverable had the secured amount been an unsecured debt owed to a direct policy holder of IPLL;
(x)    Liens to secure Subsidiary Non-Recourse Debt, provided that no such Lien shall extend to or cover any properties or assets other than the property or assets being acquired with such Subsidiary Non-Recourse Debt and proceeds thereof;
(xi)    Liens on assets sold and leased back pursuant to sale and leaseback transactions permitted by Section 5.02(c)(vi);
(xii)    Liens securing Permitted Unit Investment Trust Debt;
(xiii)    Liens consisting of statutory, common law or contractual setoff rights provided by the Parent and its Subsidiaries in the ordinary course of business;
(xiv)    Liens not otherwise permitted by this Section 5.02(a) on assets of the Parent and its Subsidiaries securing Debt or other obligations in an aggregate principal amount not to exceed, when combined with the aggregate principal amount of Adjusted Debt incurred under Section 5.02(g) and outstanding at the time of determination, the greater of (A) $600,000,000 and (B) thirty percent (30%) of EBITDA for the four consecutive fiscal quarters ended on or immediately prior to such time; and
(xv)    Cash deposits and/or securities securing obligations in respect of Hedge Agreements entered into for the purpose of asset or liability management.
(b)    Mergers, Etc. Merge into, amalgamate or consolidate with any Person or permit any Person to merge, amalgamate or consolidate into it, or permit any of its Subsidiaries to do so, except that:
(i)    Parent or any Subsidiary of the Parent may merge, amalgamate or consolidate with any other Subsidiary (including any Excluded Subsidiary) of the Parent, provided that if the Parent or the Borrower merge, amalgamate or consolidate with any such Subsidiary, the Parent or the Borrower, as applicable, shall be the surviving entity; and
(ii)    Parent or any Subsidiary of the Parent may merge, amalgamate or consolidate with any other Person, provided that such merger, amalgamation or consolidation does not result in the loss by the Parent in any fiscal year of business operations or assets which, when aggregated with all other such mergers, amalgamations and/or consolidations and all dispositions of assets permitted by Section 5.02(c)(iii) (taking into account the proviso in such Section 5.02(c)(iii)) for such fiscal year, generated more than twenty percent (20%) of the Consolidated operating income of the Parent during the immediately preceding fiscal year of the Parent;
provided, however, that in each case, immediately after giving effect thereto, (A) no event shall occur and be continuing that constitutes a Default, (B) if the Borrower is party to such merger or consolidation, then the Borrower is the surviving corporation or company, as the case may be; and (C) in the case of any merger or amalgamation to which the Parent is a party, then the Parent is the surviving company; and provided further, that in each case, the representations and warranties contained in Section 4.01(a) with respect to the Borrower shall at all times be true and correct in all respects (except with respect to the good standing of the Borrower, which shall be true and correct in all material respects).
(c)    Sales, Etc. of Assets. Sell, lease (as lessor), transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease (as lessor), transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
(i)    in a transaction authorized by subsection (b) of this Section;
(ii)    the sale or other disposition to a third-party investor by the Parent or any of its Subsidiaries of its rights to receive distribution fees and contingent deferred sales charges pursuant to a securitization program;
(iii)    the Parent and its Subsidiaries may, during any fiscal year of the Parent (the "Test Year"), sell, lease, transfer or otherwise dispose of assets (including equity securities owned by such Persons) which, when aggregated with all other such dispositions and all mergers, amalgamations and/or consolidations permitted by Section 5.02(b)(ii) (where such merger, amalgamation and/or consolidation resulted in the loss by the Parent or a Subsidiary, as applicable, of business operations or assets) for such Test Year, generated up to, but not exceeding, twenty percent (20%) of the Consolidated operating income of the Parent during the immediately preceding fiscal year of the Parent; provided, that any determination of compliance with this clause (iii) shall take into account contributions to Consolidated operating income as measured on a pro forma basis for such immediately preceding fiscal year resulting from any acquisition by the Parent or its Subsidiaries of operating assets (or acquisition of equity securities of any Person holding such assets) that occurred during such Test Year or that is anticipated to occur within the twelve (12) month period immediately following the date on which the Parent or its Subsidiary, as applicable, shall have entered into a definitive agreement for such acquisition if such definitive agreement is entered into during such Test Year.
(iv)    the Parent and any Subsidiary of the Parent may sell, lease, transfer or otherwise dispose of any or all of its assets to the Parent or any other Subsidiary (including any Excluded Subsidiary) of the Parent, except that neither the Parent nor the Borrower shall be permitted to sell, lease, transfer or otherwise dispose of its assets to any Excluded Subsidiary under this clause (iv);
(v)    sales or other dispositions of obsolete equipment and furniture;
(vi)    sales of assets pursuant to sale and leaseback transactions; and

(vii)    the sale, transfer or other disposition of cash, cash equivalents and securities in the ordinary course of business.
(d)    Change in Nature of Business. Make, or permit any of its Significant Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; provided, however, that nothing contained herein shall restrict or limit such Persons from engaging in any business (including by way of investment or acquisition) that is reasonably related, complimentary or ancillary to the businesses of the Parent and its Subsidiaries carried on as of the date hereof.
(e)    Accounting Changes. Make or permit, or permit any of its Significant Subsidiaries to make or permit, any material change in accounting policies or reporting practices, except (i) as required by Securities Laws, the SEC or GAAP applicable to the Parent or such Significant Subsidiary, (ii) with respect to any Significant Subsidiary, to adopt GAAP, or (iii) any change by a Significant Subsidiary to International Financial Reporting Standards or other primarily generally accepted accounting principles in the relevant jurisdiction as may be required by applicable regulatory authorities.
(f)    [Intentionally Omitted].
(g)    Subsidiary Debt. Permit its Subsidiaries, other than (1) the Borrower and (2) any Finance Subsidiary (subject to the last sentence of this subsection (g)), collectively to create or incur Adjusted Debt attributable to such Subsidiaries if immediately after giving effect to such creation or incurrence, the aggregate principal amount of Adjusted Debt attributable to such Subsidiaries, when combined with the aggregate principal amount of Debt of the Parent and its Subsidiaries secured by any Lien incurred pursuant to Section 5.02(a)(xiv), would exceed the greater of (A) $600,000,000 and (B) thirty percent (30%) of EBITDA for the four consecutive fiscal quarters ended on or immediately prior to the time of determination; provided, however, that the foregoing restriction shall not apply to any (i) Adjusted Debt attributable to a Subsidiary (including any Person that will be or become a Subsidiary) of the Parent (including any refinancings, amendments or extensions of such Adjusted Debt that do not increase, or provide for the increase of, the aggregate principal amount of such Adjusted Debt) that is assumed in connection with (but not established in contemplation of) (A) a transaction that is permitted pursuant to Section 5.02(b) or (B) the purchase or acquisition of all of the capital stock or shares of, or all or substantially all of the assets of, another Person, (ii) Subsidiary Non-Recourse Debt, (iii) letters of credit entered into pursuant to and in accordance with regulatory requirements in the ordinary course of such Subsidiary’s unit investment trust business, (iv) Permitted Unit Investment Trust Debt to the extent that (A) any such Debt is not outstanding for longer than 5 consecutive Business Days, and (B) so long as such Debt is outstanding, it is supported by readily marketable securities that are in an amount sufficient to repay such Debt and accrued interest thereon and fees associated therewith and that are held in trust or otherwise set aside for the repayment of such Permitted Unit Investment Trust Debt, or if there is an insufficiency in such amount, the amount of such insufficiency shall be otherwise permitted under this Section 5.02(g), (v) guarantee by a Subsidiary of any Debt qualifying under clauses (i) through (iv) of this Section 5.02(g) and (vi) Debt incurred by Invesco US and guaranteed by the Parent under the Term Loan Credit Facilities. For the avoidance of doubt, “Adjusted Debt” shall exclude (x) Debt of any Subsidiary owing to the Parent or any other Subsidiary and (y) Debt of the Parent owing to any Subsidiary. With respect to any Non-Loan Party Finco, such Non-Loan Party Finco shall only be excluded from the foregoing restrictions so long as such Non-Loan Party Finco remains a Finance Subsidiary; provided that, in the event a Non-Loan Party Finco shall make any loan or other advance (a “Finco Loan”) to any Subsidiary of the Parent that is not a Loan Party (such Subsidiary, a “Finco Loan Recipient”), such Finco Loan shall be subject to an intercreditor agreement among all Finco Loan Recipients effectively providing for pari passu treatment with respect to the Obligations and the Debt of each Non-Loan Party Finco, such intercreditor agreement to be in form and substance reasonably satisfactory to the Administrative Agent. So long as doing so would not result in a Non-Loan Party Finco ceasing to be or qualify as a Finance Subsidiary, each Non-Loan Party Finco that makes a Finco Loan to a Finco Loan Recipient shall provide an acknowledgment and consent to such intercreditor agreement (and in the event such acknowledgment and consent would result in a Non-Loan Party Finco ceasing to be or qualify as a Finance Subsidiary, the Parent shall instead provide an acknowledgment and consent to such intercreditor agreement for itself and on behalf of its Subsidiaries).
(h)    Sanctions. Directly or, to its knowledge, indirectly, use the proceeds of any extension of credit hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that, at the time of such funding, is a Sanctioned Person.
(i)    Anti-Corruption Laws. Directly or, to its knowledge, indirectly use the proceeds of any extension of credit hereunder for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Bribery Act 2016 of Bermuda or other similar anti-corruption legislation in other jurisdictions applicable to it or the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions applicable to it or the rules and regulations thereunder.
(j)    Outbound Investments. The Parent will not, and will not permit any of its Subsidiaries to, (i) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (ii) engage, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent or any of its Subsidiaries, as applicable, were a U.S. Person or (C) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 5.03    Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit or other L/C Obligation shall remain outstanding, the Parent will:
(a)    Debt/EBITDA Ratio. Maintain at the end of each fiscal quarter of the Parent a Debt/EBITDA Ratio not greater than 3.25 to 1.00. Notwithstanding the foregoing, if an acquisition involving aggregate consideration in excess of $500,000,000 occurs during a fiscal quarter, the Borrower may, at its election, in connection with such acquisition and by delivering written notice to the Administrative Agent within 30 days following the closing of such acquisition (such notice, a “Debt/EBITDA Ratio Increase Election”) increase the required Debt/EBITDA Ratio pursuant to this Section to 3.75 to 1.00, which increase shall be applicable for the fiscal quarter in which such acquisition is consummated and the three (3) consecutive fiscal quarters thereafter (the period during which any such increase in the Debt/EBITDA Ratio shall be in effect being called a “Debt/EBITDA Ratio Increase Period”); provided that (a) there shall be no more than two Debt/EBITDA Ratio Increase Elections during the term of this Agreement and (b) prior to the delivery of the second Debt/EBITDA Ratio Increase Election, either (x) the maximum permitted Debt/EBITDA Ratio must return to 3.25 to 1.00 for at least two consecutive fiscal quarter ends after the expiration of the first Debt/EBITDA Ratio Increase Period or (y) the actual Debt/EBITDA Ratio shall not exceed 2.75 to 1.00 for at least two consecutive fiscal quarter ends after the commencement of a Debt/EBITDA Ratio Increase Period.

(b)    Coverage Ratio. Maintain at the end of each fiscal quarter of the Parent a ratio of EBITDA for the four consecutive fiscal quarters of the Parent ended on or immediately prior to the date of determination to interest expense attributable to, and amortization of debt discount in respect of, Adjusted Debt (excluding from Adjusted Debt for purposes of this Section 5.03(b) (i) Subsidiary Non-Recourse Debt and (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, in each case to the extent otherwise included in Adjusted Debt) for such period, of not less than 4.00 to 1.00.
ARTICLE VI

EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal of any Advance or any L/C Obligation when the same becomes due and payable; the Borrower shall fail to provide any Cash Collateral required by Section 2.03(a)(ii)(B) on or prior to the Letter of Credit Expiration Date; or the Borrower shall fail to pay any interest on any Advance or any L/C Obligation or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by any Loan Party under any Loan Document or by the Parent or the Borrower (or any of its respective officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
(c)    (i) The Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(c), (d) or (h), 5.02 or 5.03, or (ii) the Parent or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    (i) The Parent or any of its Default Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $150,000,000 (or the equivalent thereof in any other currencies) in the aggregate (but excluding Debt outstanding hereunder and Debt under Hedge Agreements) of the Parent or such Default Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt (excluding, for the avoidance of doubt, Debt under Hedge Agreements) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt (excluding, for the avoidance of doubt, Debt under Hedge Agreements) shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt (excluding, for the avoidance of doubt, Debt under Hedge Agreements) shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs, under any Hedge Agreement to which the Parent or any of its Default Subsidiaries is a party, an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Parent or such Default Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as defined in such Hedge Agreement) under such Hedge Agreement as to which the Parent or such Default Subsidiary is an Affected Party (as defined in such Hedge Agreement) and, in either event, the Hedge Termination Value owed by the Parent or such Default Subsidiary as a result thereof is greater than $150,000,000 and such Hedge Termination Value remains unpaid beyond the applicable grace period, if any, specified in such Hedge Agreement; provided, that, if any such event of default or Termination Event is rescinded or waived under such Hedge Agreement, the resulting Event of Default under this clause (ii) shall be deemed to be waived and shall no longer exist; or
(e)    The Parent or any of its Default Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any of its Default Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Parent or any of its Default Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money in excess of $150,000,000 (or the equivalent thereof in any other currencies) shall be rendered against the Parent or any of its Default Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order in excess of $150,000,000 (or the equivalent thereof in any other currencies) is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such excess amount; or
(g)    Any non-monetary judgment or order shall be rendered against the Parent or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)    (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 33% or more of the combined voting power of all Voting Stock of the Parent; or (ii) during the period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(i)    (I) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or would result in liability of any Loan Party under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC, or (II) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA to a Multiemployer Plan, in each case of clauses (I) or (II), which has, singly or in the aggregate, resulted in a Material Adverse Effect; or
(j)    Any Governmental Authority or regulatory body shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts the Parent or any of its Subsidiaries in a manner that has a Material Adverse Effect; or
(k)    Any material provision of the Guaranty shall for any reason cease to be valid and binding on the Parent (other than by termination of the Guaranty) or the Parent shall so state in writing, but in either case, only if such event could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances and the Notes, all the L/C Borrowings, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable and pursue all rights under any Guaranty, whereupon the Advances and the Notes, all the L/C Borrowings, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, require that the Borrower Cash Collateralize the outstanding Letters of Credit (in an amount equal to 100% of the then Outstanding Amount thereof); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Parent or any Default Subsidiary under the bankruptcy code of the United States, or any other liquidation, conservatorship, bankruptcy, reorganization or other similar debtor relief laws of the United States, the United Kingdom or Bermuda, (A) the obligation of each Lender to make Advances and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically be terminated, (B) the Notes, all such interest and all such amounts (including without limitation all L/C Borrowings) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (C) the obligation of the Borrower to Cash Collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 6.02    Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Notes and the L/C Borrowings have automatically become immediately due and payable and the outstanding Letters of Credit have automatically been required to be Cash Collateralized as set forth in Section 6.01), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.18 and 8.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on any L/C Borrowings (which have not been funded by L/C Advances) payable only to the L/C Issuers, and interest on any Swing Line Loans payable only to the Swing Line Lender, ratably among the L/C Issuers and the Swing Line Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of any L/C Borrowings (which have not been funded by L/C Advances) payable only to the L/C Issuers, and principal of Swing Line Loans payable only to the Swing Line Lender; ratably among the L/C Issuers and the Swing Line Lender in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on any of the Advances (other than Swing Line Loans) and L/C Advances, payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to payment of that portion of the Obligations constituting unpaid principal on any of the Advances (other than Swing Line Loans) and L/C Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;
Seventh, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of 100% of the aggregate undrawn amount of outstanding Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 or 2.18.
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
Subject to Sections 2.03(c) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VII

ADMINISTRATIVE AGENT
Section 7.01    Appointment and Authority. Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03    Exculpatory Provisions. The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the

Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment, provided, such limitation of liability of the Administrative Agent shall not prohibit or limit any cause of action the Borrower may otherwise have against any Lender. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 7.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, amendment, renewal or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
Section 7.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 7.06    Resignation of Administrative Agent.
(a)     The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment shall, provided that no Event of Default exists, be subject to the Borrower’s approval (not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, which appointment shall, provided that no Event of Default of the type described in clauses (a) or (e) of Section 6.01 exists, be subject to the Borrower’s approval (not to be unreasonably withheld or delayed), provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Borrower and/or the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor, which appointment shall, provided that no Event of Default exists, be subject to the Borrower’s approval (not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.15(l) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender that is not a Defaulting Lender and that has consented to such appointment), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 7.07    Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or any L/C Issuer as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 7.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer.
Section 7.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel, and all other amounts, due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.05 and 8.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 8.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting any amount owing by a Loan Party to a Lender or the Administrative Agent or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

Section 7.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Arranger and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, each Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 7.11    Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE VIII

MISCELLANEOUS
Section 8.01    Amendments, Etc. Subject to Section 2.09, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 3.01 without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated), increase any Lender’s pro rata share requirement to fund any Advance or participate in any Swing Line Loan or Letter of Credit (other than as set forth in Section 8.16), or require any Lender to make Advances in any currency other than Dollars or participate in Letters of Credit in any currency other than Dollars or Sterling, in each case, without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Advance or L/C Borrowing, or (subject to clause (iii) of the last proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.08(b) or to waive any obligation of the Borrower to pay Letter of Credit Fees at rate equal to the Applicable Margin for Term SOFR/SOFR Daily Floating Rate Advances plus 2% per annum;

(e)    without the prior written consent of each Lender directly affected thereby, (i) modify Section 2.16 or Section 6.02 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder or the order of application required thereby, or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt or other obligation;
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    except in connection with permitted mergers, amalgamations and/or consolidations under Section 5.02(b), permitted asset sales under Section 5.02(c) and other transactions permitted hereunder, release the Parent from the Guaranty without the written consent of each Lender; or
(h)    change Section 2.03(a)(ii) or change Section 2.03(b)(iii) in a manner that would (1) allow a Letter of Credit to have an expiry date more than twelve (12) months after the date of issuance or last extension, (2) change the conditions for the issuance or extension of a Letter of Credit having an expiry date later than the Letter of Credit Expiration Date, or (3) allow any Auto-Extension Letter of Credit to have an expiry date more than twelve months past the Letter of Credit Expiration Date, in each case, without the consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Section 8.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Parent, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Person on Schedule 8.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Lender’s domestic Lending Office on Schedule I.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder, except for any notice of service of process under Section 8.12 or otherwise which shall be given in writing only as provided by applicable law, may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuers or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower, the Parent, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Parent, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Advance Notices, Letter of Credit Applications and Swing Line Loan Notices) that the Administrative Agent or such Lender reasonably believes has been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice that the Administrative Agent, such Lender or such Related Party reasonably believes has been given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 8.03    No Waiver; Remedies. No failure on the part of any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan

Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.16), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 8.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or the Notes or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Notes or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower agrees to indemnify and hold harmless the Administrative Agent (and each sub-agent thereof), each Lender and each L/C Issuer, each of their respective Affiliates, and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees, charges, disbursements and expenses of counsel for any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or therein (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the actual or proposed use of the proceeds of the Advances, or, in the case of the Administrative Agent (and any such sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents except to the extent such claim, damage, loss, liability or expense resulted from (i) such

Indemnified Party’s gross negligence or willful misconduct, (ii) the material breach of such Indemnified Party’s obligations hereunder or under any other Loan Document, in the case of clauses (i) and (ii) as finally determined in a nonappealable judgment by a court of competent jurisdiction, or (iii) any claim, damage, loss, liability or expense to the extent resulting from the claim of any Indemnified Party solely against one or more other Indemnified Parties (and not by one or more Indemnified Parties against the Administrative Agent or any Arranger in such capacity) that has not resulted from the action, inaction, participation or contribution of the Borrower or any of its Subsidiaries or any of their respective affiliates, officers, directors, employees, agents, advisors or other representatives. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any other Loan Party, its respective directors, shareholders or creditors or an Indemnified Party or any other Person and regardless of whether any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent claims, damages, losses, liabilities, expenses, etc. arising from any non-Tax claim.
(c)    Other Costs. If any payment of principal of, or Conversion of, any Term SOFR Advance is made (i) by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09, 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or (ii) by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Borrower pursuant to Section 8.11, or (iii) as part of a re-allocation of the Commitments of the Lenders as a result of an increase in Commitments pursuant to Section 2.19, then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance, less the return such Lender reasonably expects to receive on its redeployment of funds.
(d)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and without regard to the last sentence in the definition of Pro Rata Share Percentage) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.02(e).
(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law and without in any way limiting the indemnification obligations set forth above, no party hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except as a result of such Indemnified Party’s gross negligence of willful misconduct.
(f)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(g)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section and Sections 2.12 and 2.15 herein shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.
Section 8.05    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or the Note held by such Lender, whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement, any other Loan Document or such Note and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender, such L/C Issuer and their respective Affiliates may have.
Section 8.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each L/C Issuer and each Lender (except by operation of law or to the extent permitted hereunder) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances and the L/C Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; (B) and in any case not described in subsection b(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default of the type described in clauses (a) or (e) of Section 6.01 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances and the L/C Advances or the Commitment assigned, except that this clause (ii) shall not apply to rights of the Swing Line Lender in respect of Swing Line Loans;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default of the type described in clauses (a) or (e) of Section 6.01 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund;

(C)    the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire and the Administrative Agent shall further deliver such administrative questionnaire to the Borrower.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower, the Parent or any of the Borrower’s or Parent’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment by such Lender shall be effective unless and until, in addition to the other conditions thereto set forth herein, the applicable assignor or assignee shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Limitation of Borrower Liability. If a Lender changes its applicable Lending Office and, as a result of circumstances existing at the date the change occurs, the Borrower, or any other Loan Party, would be obliged to make a payment to such Lender acting through its new applicable Lending Office under Section 2.15, then such Lender acting through its new applicable Lending Office is only entitled to receive payment under such Section to the same extent as the Lender acting through its previous applicable Lending Office, would have been if the change had not occurred.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations it may theretofore have as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances and L/C Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register the designation, and revocation of designation, of any Lender as a Defaulting Lender of which it has received notice. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations.
(i)     Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender, sell participations to any Person (other than a natural person, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender, the Parent, the Borrower or any of the Parent’s or the Borrower’s respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(d) without regard to the existence of any participation.

(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.15 and 8.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.
(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or Citibank assigns all of its Commitment and Advances pursuant to subsection (b) above, (i) Bank of America or Citibank, as applicable, may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the

Borrower to appoint any such successor shall affect the resignation of Bank of America or Citibank as an L/C Issuer or Bank of America as Swing Line Lender, as the case may be. If Bank of America or Citibank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor and acceptance of such appointment by the successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or Citibank to effectively assume the obligations of Bank of America or Citibank, as the case may be, with respect to such Letters of Credit.
Section 8.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in which case, such Person shall, to the extent reasonably practicable and not prohibited by law, inform the Borrower promptly in advance thereof, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider, in each case, relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or any other Subsidiary of the Parent or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section, to third-party service providers of the Lenders in connection with the credit facilities provided hereunder, (i) with the consent of the Parent or the Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually known to or caused by the disclosing party or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or the Borrower.
For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any other Subsidiary of the Parent relating to the Parent, the Borrower or any such

Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any such Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the L/C Issuers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary of either thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws with respect to Lenders subject to such laws and only to the extent such laws are applicable to such Lender.
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.
Section 8.08    Governing Law. THIS AGREEMENT AND THE NOTES AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.
Section 8.09    Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.10    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, any Advance or any L/C Credit Extension, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit or L/C Obligation shall remain outstanding.
Section 8.11    Replacement of Lenders; Mitigation Obligations. (i) If any Lender requests compensation under Section 2.12, (ii) if the Borrower is required to pay any Indemnifiable Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) if any Lender is, or within fifteen (15) Business Days of such assignment or delegation was, a Defaulting Lender, (iv) if any Lender is unable to make Term SOFR Advances pursuant to Section 2.13, (v) if any Lender is prohibited by applicable law from extending credit to a new jurisdiction of formation of the Borrower pursuant to Section 5.01(c)(iii), or (vi) if any Lender shall fail to provide any consent, or consent to any waiver or amendment, agreed to by the Required Lenders then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 and 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid (or cause to be paid) to the Administrative Agent the assignment fee specified in Section 8.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    in the case of any such assignment resulting from a Lender’s being prohibited by applicable law from extending credit to a new jurisdiction of formation of the Borrower, such assignment will result in a Lender that can extend credit to the Borrower in such new jurisdiction;
(e)    such assignment does not conflict with applicable laws;
(f)    no Event of Default of the type described in clauses (a) or (e) of Section 6.01 shall have occurred and be continuing;
(g)    such parties to the assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and the assignee shall deliver to the Administrative Agent an administrative questionnaire; and
(h)    in the case of an assignment resulting from the event described in clause (vi) above of this Section 8.11, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
For the avoidance of doubt, each party hereto agrees that (x) an assignment required pursuant to this Section 8.11 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the assignee, any L/C Issuer and the Swing Line Lender and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Furthermore, if any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnifiable Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 8.12    Jurisdiction, Etc.
(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the Parent and the Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Parent and the Borrower c/o Invesco Finance, Inc. at its offices at 1331 Spring Street NW, Suite 2500, Atlanta, Georgia 30309, Attention: General Counsel (the “Process Agent”), and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Parent or the Borrower, as applicable, shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    To the extent that either the Parent or the Borrower has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Parent and the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.
Section 8.13    Judgment.
(a)    Rate of Exchange. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase such other currency with Dollars in New York City, New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.
(b)    Indemnity. The obligation of the Borrower in respect of any sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent or such Lender, as the case may be, may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to the Administrative Agent or such Lender in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to any the Administrative Agent or any Lender in Dollars, the Administrative Agent or such Lender agrees to remit to the Borrower such excess.
Section 8.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.15    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Parent that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 8.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender as provided in Section 8.16(b), to the extent permitted by applicable law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01 and in the definition of “Required Lenders”.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 8.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance or L/C Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or L/C Borrowings were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Pro Rata Share Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Advances and L/C Advances of that Lender. Subject to Section 8.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the applicable L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share Percentage (without giving effect to Section 8.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
The Administrative Agent, any L/C Issuer or the Swing Line Lender will promptly notify the Borrower at the time the Administrative Agent, any L/C Issuer or the Swing Line Lender determines or is otherwise informed of the existence of a Defaulting Lender.
Section 8.17    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Parent, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) each of the Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender or Arranger has any obligation to disclose any of such interests to any of the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 8.18    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 8.19    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the bankruptcy code of the United States or any comparable bankruptcy, insolvency, receivership, reorganization or other debtor relief laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 8.20    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, the Parent and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, the Parent and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent, any L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, any L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, each L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower, the Parent and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, and (ii) any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 8.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 8.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 8.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.
BORROWER:
INVESCO FINANCE PLC

By: /s/ L. Allison Dukes
Name: L. Allison Dukes
Title: Director

PARENT:
INVESCO LTD.

By: /s/ L. Allison Dukes
Name: L. Allison Dukes
Title: Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

ADMINISTRATIVE AGENT:
    BANK OF AMERICA, N.A., as Administrative     Agent
By: /s/ Angela Larkin
Name: Angela Larkin
Title: Vice President

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

LENDERS:
BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By: /s/ Daniel Chapman
Name: Daniel Chapman
Title: Vice President

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

CITIBANK, N.A., as a Lender and L/C Issuer
By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By: /s/ Michael Flynn
Name: Michael Flynn
Title: Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender
By: /s/ Kenise Henry Larmond
Name: Kenise Henry Larmond
Title: Executive Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

STATE STREET BANK AND TRUST COMPANY, as a Lender
By: /s/ Paul Gianatassio
Name: Paul Gianatassio
Title: Vice President

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

THE BANK OF NEW YORK MELLON, as a Lender
By: /s/ Joanne Carey
Name: Joanne Carey
Title: Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Sarah Bimberg
Name: Sarah Bimberg
Title: Vice President

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

BANK OF CHINA, NEW YORK BRANCH, as a Lender
By: /s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender
By: /s/ Nina Cheung
Name: Nina Cheung
Title: Executive Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

MUFG BANK LTD., as a Lender
By: /s/ Rajiv Ranjan
Name: Rajiv Ranjan
Title: Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

BARCLAYS BANK PLC, as a Lender
By: /s/ Craig Malloy
Name: Craig Malloy
Title: Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

BNP PARIBAS, as a Lender
By: /s/ Robert Musetti
Name: Robert Musetti
Title: Managing Director

By: /s/ Mike Maser
Name: Mike Maser
Title: Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ Ananda DeRoche
Name: Ananda DeRoche
Title: Authorized Signatory

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

MORGAN STANLEY BANK, N.A., as a Lender
By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

ROYAL BANK OF CANADA, as a Lender
By: /s/ Colleen Osborne
Name: Colleen Osborne
Title: Authorized Signatory

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender
By: /s/ Frank Baldi
Name: Frank Baldi
Title: Authorized Signatory

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender
By: /s/ Xiangyue Chen
Name: Xiangyue Chen
Title: Assistant Vice President
By: /s/ Charles Inkeles
Name: Charles Inkeles
Title: Executive Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page

TRUIST BANK, as a Lender
By: /s/ Blake Thompson
Name: Blake Thompson
Title: Director

Invesco Finance PLC
Seventh Amended and Restated Credit Agreement
Signature Page